Exhibit 10.8

LEASE AGREEMENT

BETWEEN

TRANSAMERICA PYRAMID PROPERTIES, LLC,

an Iowa limited liability company

AS LANDLORD

AND

JOLSON MERCHANT PARTNERS GROUP LLC,

a Delaware limited liability company

AS TENANT

600 MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA

LEASE DATE: December 18, 2003

January 14, 2004 – Full Execution

TRANSAMERICA PYRAMID

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(b)	Sale by Landlord	44
(c)	Estoppel Letter	44
(d)	Right of Landlord To Perform	45
(e)	Rules and Regulations	46
(f)	Attorneys’ Fees	46
(g)	Waiver of Jury Trial	46
(h)	Waiver	46
(i)	Light, Air and View; Construction	46
(j)	Notices	47
(k)	Name	47
(l)	Governing Law; Severability	47
(m)	Definitions and Paragraph Headings; Successors	47
(n)	Time	48
(o)	Examination of Lease	48
(p)	Park Area	48
(q)	Brokerage	48
(r)	Directory Listing	48
(s)	Authority	48
(t)	Amendments	49
(u)	Exhibits and Addenda; Entire Agreement	49
(v)	Quiet Possession	49
27.	2ND PHASE	49
28.	PARKING.	49
29.	OPTION TO EXTEND	50
30.	NOTICE OF AVAILABLE PREMISES.	51
31.	CONTINGENT ON SUBLEASE	52

EXHIBIT A	FLOOR PLAN

EXHIBIT B	BUILDING RULES AND REGULATIONS

ATTACHMENT A - ASBESTOS RULES FOR TENANTS

EXHIBIT C	WORK LETTER AND CONSTRUCTION AGREEMENT

EXHIBIT D	COMMENCEMENT DATE MEMORANDUM

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TRANSAMERICA PYRAMID

OFFICE LEASE

SUMMARY OF LEASE TERMS

600 Montgomery Street		San Francisco, California

A.	Date:	December 18, 2003

B.	Landlord:	TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company

	Landlord’s address for notices: [Paragraph 26(j)]	Transamerica Pyramid Properties, LLC c/o Property Management Office 600 Montgomery Street 4th Floor San Francisco, CA 94111 Attention: General Manager

	with a copy to:	AEGON USA Realty Advisors, Inc. 4333 Edgewood Road NE Cedar Rapids, IA 52499-5555 Attention: General Counsel

C.	Tenant:	JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company
	Tenant’s address for notices: [Paragraph 26(j)]	JOLSON MERCHANT PARTNERS GROUP LLC One Embarcadero Center, Suite 2150 San Francisco, CA 94111 Attention: General Counsel

with a copy to:

JOLSON MERCHANT PARTNERS GROUP One Embarcadero Center, Suite 2150 San Francisco, CA 94111 Attention: Chief Financial Officer

D.	Floors on which Premises situated: [Paragraphs 1(g) and 27]	11th Floor (1st Phase) 10th and 11th Floors (2nd Phase)

E.	Rentable area of Premises:	10,974 rentable square feet (1st Phase)

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	[Paragraphs 1(g) and 27]	33,387 rentable square feet (2nd Phase)

F.	Tenant’s Percentage Share: [Paragraphs 1(l) and 27]	2.20% (1st Phase) 6.69% (2nd Phase)

G.	Base Expense Year: [Paragraph 1(a)]	2004

H.	Base Tax Year: [Paragraph 1(b)]	2004

I.	Term; Commencement and Expiration Dates: [Paragraph 2]	Approximately seven (7) years and seven (7) months, commencing on the date (the “Commencement Date”) that the Tenant Improvements are substantially complete (as defined in Paragraph 9 of the Work Letter), and expiring on December 31, 2011 (the “Expiration Date”), subject to Tenant’s extension option pursuant to Paragraph 29.

J.	Option to Extend: [Paragraph 29]	One (1) option to extend the term five (5) years

K.	Base Rent: [Paragraphs 3(a) and 27]	Monthly:

Period	Monthly Base Rent
Commencement Date – December 31, 2008	$29,264.00

January 1, 2009 – December 31, 2011 (2nd Phase)	$100,161.00

Annual:

Period	Annual Base Rent
Commencement Date – December 31, 2008	$351,168.00
January 1, 2009 – December 31, 2011 (2nd Phase)	$1,201,932.00

L.	CPI Adjustment Dates: [Paragraph 3(c)]	N/A

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M.	Cash Collateral: [Paragraph 4]	None

	Other [Paragraph 5]	Letter of Credit

N.	Parking: [Paragraphs 27 and 28]	16 spaces

O.	Landlord’s Allowance: Landlord’s Work: [Exhibit C]	$329,220.00 See Schedule 1 to Exhibit C

P.	Landlord’s Broker(s): [Paragraph 26(q)]	Lowe Enterprises Real Estate Group

Q.	Tenant’s Broker(s): [Paragraph 26(q)]	Staubach Company

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R.	Exhibits and addenda: [Paragraph 26(u)]	Exhibit A - Floor Plan Exhibit B - Building Rules and Regulations Exhibit C - Work Letter and Construction Agreement Exhibit D - Commencement Date Memorandum

S.	Miscellaneous Rights: [Paragraph 29]	Option to Extend – One (1) option to extend for five (5) years

	[Paragraph 30]	Notice of Available Premises – 8th through 13th floors

The provisions of the Lease identified above in brackets are those provisions where references to particular Lease Terms appear. Each such reference shall incorporate the applicable Lease terms. In the event of any conflict between the Summary of Lease Terms and the Lease, the latter shall control.

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TRANSAMERICA PYRAMID

OFFICE LEASE

THIS LEASE is dated for reference purposes only as of December 18, 2003, between TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company (“Landlord”), and JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in Paragraph 1(g) below, for the term and subject to the terms, covenants, agreements and conditions hereinafter set forth.

1. DEFINITIONS. In addition to terms that are defined elsewhere in this Lease, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

(a) The term “Base Expense Year” shall mean the calendar year set forth in Paragraph G of the Summary of Lease Terms.

(b) The term “Base Tax Year” shall mean the calendar year set forth in Paragraph H of the Summary of Lease Terms.

(c) The term “Building” shall mean the office building located at 600 Montgomery Street in San Francisco, California, known as the Transamerica Pyramid.

(d) The term “Building Standard Improvements” shall mean those improvements installed in the Premises by Tenant that are standard for general office space in the Building, as Landlord may reasonably determine from time to time.

(e) The term “Land” means the parcel(s) of land on which the Building and the connected underground garage (the “Garage”) are located.

(f) The term “Operating Expenses” shall mean the total costs and expenses actually incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property (as defined in Paragraph 1(h) hereof), including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Real Property and costs of training such employees, but only to the extent that the foregoing apply to the Real Property or the management, operation, maintenance, repair or ownership of the Real Property, ; provided, however, that the costs of such salaries, wages, bonuses and other compensation included as Operating Expenses shall not materially exceed the market range of those costs included as operating expenses attributable to the salaries, wages, bonuses and other compensation relating to employees of owners (or agents thereof) for first-class office buildings in the San Francisco financial district; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, boiler and machinery, theft, rent interruption and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 17), all in such amounts as Landlord determines to be appropriate, and, after the Base Expense Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy, to the extent such deductible amount does not materially exceed the market range of insurance deductibles for first-class office buildings in the San Francisco financial district; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees and charges; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees and expenses (including fees and expenses for accounting, financial management, data processing and information services) not materially exceeding the market range for management fees charged by first-class office buildings in the San Francisco financial district for comparable management services and costs of tenant service programs which are generally available to all Building tenants; (10) repairs to and physical maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent otherwise included as an Operating Expense pursuant to this Paragraph 1(f)); (11) janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, sanitary, heating, ventilation and air conditioning, and other building equipment and systems or as may otherwise be necessary or proper for the operation or maintenance of the Real Property; (12) supplies, tools, materials and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional, consulting or service fees and expenses; (14) painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property and the adjacent Park Area (as defined in Paragraph 26(p)); (15) all costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, sewer service, communications service, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Commencement Date required under any governmental law, regulation or insurance requirement with which the Real Property was not required to comply prior to the Commencement Date, such cost or allocable portion to be amortized over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the Reference Rate (as defined in Paragraph 3(d) hereof) charged at the time such capital improvements or capital assets are constructed or acquired or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets, but in either case not more than the maximum rate permitted by law at the time such capital improvements or capital assets are constructed or acquired; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Commencement Date for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses, such cost or allocable portion thereof to be amortized over the useful life thereof (except that Landlord may include as an Operating Expense in any calendar year a portion of the cost of such a capital improvement or capital asset equal to Landlord’s estimate of the amount of the reduction of other Operating Expenses in such year resulting from such capital improvement or capital asset), together with interest on the unamortized balance at a rate per annum equal to the Reference Rate charged at the time such capital improvements or capital assets are constructed or acquired or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets, but in either case not more than the maximum rate permitted by law at the time such capital improvements or capital assets are constructed or acquired; provided, however, that, with regard to capital improvements or assets designed to reduce other Operating Expenses, the costs thereof may only be included in Operating Expenses if, at the time such costs were incurred, Landlord reasonably estimated that the annual saving in Operating Expenses that would result from such expenditure would be equal to or exceed the annual amortized amount of the cost to be included in Operating Expenses pursuant to this Lease; (18) the cost of furniture, window coverings, carpeting, decorations, landscaping and other customary and ordinary items of personal property provided by Landlord for use in common areas of the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property), such costs to be amortized over the useful life thereof; (19) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord to the extent that the cost of any such improvement or asset is less than ten thousand dollars ($10,000); (20) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord which have a useful life of five (5) years or less (and the cost of which is not otherwise included in Operating Expenses pursuant to this Paragraph 1(f)), such cost to be amortized over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the Reference Rate charged at the time such capital improvements or capital assets are constructed or acquired or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets, but in either case not more than the maximum rate permitted by law at the time such capital improvements or capital assets are constructed or acquired; (21) any additional work, labor, services or material resulting from compliance with any governmental laws, rules, regulations or orders applicable to the Real Property or any part thereof with which the Real Property was not required to comply prior to the Commencement Date; (22) property management office rent or rental value, but only to the extent the property management office rent or rental value does not materially exceed the market range of costs included as operating expenses attributable to property management office rental or rental value for first-class office buildings in the San Francisco financial district; and (23) appropriate reserves to provide for maintenance, repair and replacement of improvements, fixtures, equipment and personal property (to the extent the costs thereof would be included hereunder as Operating Expenses), as determined by Landlord consistent with prudent accounting practices, but without duplication of other items listed above.

To the extent costs and expenses described above relate to both the Building and any other building or to both the Real Property and other property or project, such costs and expenses shall,

in determining the amount of Operating Expenses, be allocated on a reasonably equitable basis as Landlord may reasonably determine to be appropriate.

Operating Expenses shall not include the following: (i) depreciation on the Building; (ii) debt service, financing or refinancing costs (including, without limitation, points and fees and accounting and legal services in connection therewith), or costs incurred in connection with any dispute in connection therewith; (iii) rent payable under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 1(f)); (v) Real Property Taxes; (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with Building tenants or prospective Building tenants; (vii) the cost of any improvements or equipment which would be properly classified as capital expenditures (except for any capital expenditures expressly included in Operating Expenses pursuant to this Paragraph 1(f)) (as used in this Paragraph 1(f), a capital improvement or asset shall include rentals of such items which if purchased, rather than rented, would constitute a capital improvement or asset, except if not affixed to the Building and used in providing janitorial or similar services); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants (including any license, permit or inspection fees or charges specifically incurred in connection therewith); (ix) advertising expenses relating to vacant space; (x) real estate brokers’ or other leasing commissions; (xi) costs reimbursed by Tenant or otherwise reimbursable by any tenant of the building or from third parties; (xii) special services given to other tenants that are not offered to Tenant, such as (for example, but not limited to) costs for utilities or services furnished to other tenants at levels in excess of those provided to Tenant on a rent inclusion basis without additional charge pursuant to Paragraph 12 below; (xiii) costs or expenses related to defaults by other tenants or occupants of the Building, Landlord’s negligence or willful misconduct or breach of contract (as either is determined by written admission, stipulation, final judgment or arbitration award), or Landlord’s violations of applicable laws or litigation or disputes with other tenants or occupants; (xiv) costs or expenses of services or supplies provided by Landlord or any person or entity affiliated with Landlord to the extent such costs or expenses are in excess of those that would generally be charged by non-affiliated parties in arms’-length transactions in the financial district of San Francisco; (xv) costs of Landlord’s charitable or political contributions and costs associated with the operation of the business of the entity which constitutes Landlord (as distinguished from the costs of operation of the Building), including entity accounting and legal matters, Landlord’s general corporate overhead (which shall not be deemed to include a management fee), general and administrative expenses associated therewith, costs incurred in connection with any dispute with any investor, costs of selling, transferring, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building and costs of any disputes between Landlord and its employees (if any) not engaged in Building operation or management; (xvi) the cost of removing or remediating hazardous substances (as such term is defined in Paragraph 9(b)) to the extent existing on the Land as of the date of this Lease, or such hazardous substances which were introduced onto the Land by Landlord or any tenant; (xvii) the cost to comply with any governmental laws, rules, regulations or orders applicable to the Real Property with which the Real Property was not required to comply prior to the Commencement Date; (xviii) costs or expenses relating to retail spaces to the extent such costs are in excess of those incurred for spaces with normal office use; and (xix) costs of operating, repairing and maintaining the parking garage serving the Building (except to the extent any costs are incurred otherwise in connection with the management, operation, maintenance, repair or ownership of the Real Property).

(g) The term “Premises” shall mean: (1) for the 1st Phase (as defined in Paragraph 2(a)), the space in the Building designated by cross-hatching on the floor plan attached hereto as Exhibit A-1 (exclusive of the areas, if any, shown by shading) and situated on the floor of the Building specified in Paragraph D of the Summary of Lease Terms; and (2) for the 2nd Phase (as defined in Paragraph 2(a)), the space in the Building designated by cross-hatching on the floor plan(s) attached hereto as Exhibit A-2 (exclusive of the areas, if any, shown by shading) and situated on the floor of the Building specified in Paragraph D of the Summary of Lease Terms; in both cases, together with the right to use the fire staircase that connects the Premises on the 10th and 11th floors (which use shall be subject to rules and regulations promulgated by Landlord in connection therewith and which shall be further subject to secession and/or the control thereof by Landlord in the event of an emergency), and together with the appurtenant right to the use, in common with others, of lobbies, entrances, stairs, elevators and other public portions of the Building. Landlord and Tenant agree that the Premises contain the number of square feet of rentable area specified in Paragraph E of the Summary of Lease Terms. All the outside walls and windows of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord.

(h) The term “Real Property” shall mean, collectively, the Land, the Building, the Garage, and the other improvements on the Land.

(i) The term “Real Property Taxes” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property or any part thereof, on the Landlord with respect to the Real Property, on the act of entering into this Lease or any other lease of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, or as a substitute (in whole or in part) for any other Real Property Taxes. Real Property Taxes shall include reasonable attorneys’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes.

Real Property Taxes shall not include income, franchise, transfer, inheritance, estate, gift, local gross receipts, capital gains taxes, capital stock taxes, parking taxes or taxes on improvements to other premises made by other tenants after the date of this Lease to the extent such improvements are not standard for general office space in the Building (as Landlord may reasonably determine from time to time), unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of or as a substitute (in whole or in part) for any other charge which would otherwise constitute a part of Real Property Taxes. In addition Real Property Taxes shall not include: (i) charges, penalties, or assessments incurred because Landlord fails to make timely payments, or (ii) any portion of any tax or assessment not properly and equitably allocable to the period in question (Landlord shall apply any tax refund to the period to which the original tax is properly and equitably allocated). Landlord and Tenant acknowledge and agree that certain other buildings exist or encroach upon the Land, that Tenant shall have no liability as to any item of Real Property Taxes attributable or allocable to, or assessed against, buildings other than the Building and that Landlord’s good faith and reasonable determination of the proper allocation of any item of Real Property Taxes allocable to buildings other than the Building shall be binding on Landlord and Tenant.

(j) The term “Rent” shall include the Base Rent set forth in Paragraph K of the Summary of Lease Terms, and all other amounts payable by Tenant to Landlord hereunder, irrespective of whether or not any of such other amounts are expressly designated as rent. The term “Additional Rent” means all amounts payable by Tenant hereunder other than Base Rent.

(k) The term “Tenant’s Extra Improvements” shall mean those improvements in addition to Building Standard Improvements which are hereafter installed in the Premises.

(l) The term “Tenant’s Percentage Share” shall mean the percentage figure specified in Paragraph F of the Summary of Lease Terms.

2. TERM.

(a) Subject to the following sentence and Paragraph 2(c) hereof, the term of this Lease shall commence and, unless ended sooner as herein provided, shall expire on the dates respectively specified in Paragraph I of the Summary of Lease Terms (respectively referred to hereinafter as the “Commencement Date” and the “Expiration Date”). Landlord and Tenant hereby agree to confirm the actual Commencement and Expiration Dates, if such dates differ from those identified in Paragraph I of the Summary of Lease Terms, by executing and delivering to each other counterparts of a Commencement Date Memorandum in the form of Exhibit D attached hereto, but the term of this Lease shall commence on the Commencement Date and end on the Expiration Date whether or not such amendment is executed. The term of this Lease shall be divided into two phases. As used in this Lease, the term “1st Phase” shall mean the period from the Commencement Date through December 31, 2008 and the term “2nd Phase” shall mean the period from January 1, 2009 through the Expiration Date.

(b) Landlord shall construct or install in the Premises the tenant improvements described in the Work Letter (the “Work Letter”) attached hereto as Exhibit C (the “Tenant Improvements”) pursuant to the terms of the Work Letter at Tenant’s cost, subject to Tenant’s right to the Landlord’s Allowance (as defined in the Work Letter). Landlord shall deliver possession of the Premises to Tenant on the date of substantial completion of the Tenant Improvements, and Tenant shall accept such delivery of the Premises, which acceptance shall constitute agreement by Tenant that the Premises are in the condition required by this Lease, subject to normal punch list items (as defined below) and subject to latent defects which would not be discovered by a reasonably diligent inspection of the Premises. For the purposes of this Lease, the Tenant Improvements shall be deemed “substantially complete” when all Tenant Improvements have been constructed, except for minor details of construction, decoration or mechanical adjustment that, individually or in the aggregate, do not materially interfere with Tenant’s use and enjoyment of the Premises (“normal punch list items”). Landlord shall correct or complete the normal punch list items promptly after such written notice from Tenant; provided that any dispute as to such punch list items shall be resolved as determined in the reasonable judgment of Landlord’s architect or engineer.

(c) If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Commencement Date, this Lease shall not be void or voidable, no obligation of Tenant shall be affected hereby (except that Tenant shall have no obligation to pay Base Rent prior to the date that Landlord delivers possession of the Premises to Tenant) and Landlord shall not be liable to Tenant for any loss, damage or Claims (as defined in Paragraph 16) resulting therefrom. If Landlord is delayed in substantially completing the Tenant Improvements as a result of any Tenant Delay (as defined in the Work Letter), then Tenant shall pay to Landlord, as Additional Rent, an amount equal to the Base Rent specified in Paragraph K of the Summary of Lease Terms (the “Interim Rent”), calculated on a per diem basis, multiplied by the number of days of such delay, which shall be due and payable on the June 1, 2003 for any such delay before such date and monthly in arrears on the first day of each month thereafter for any such delay after such date. Notwithstanding the foregoing, if Landlord fails to deliver the Premises to Tenant on or after the Commencement Date once the Tenant Improvements are substantially completed, then: (i) Tenant’s obligation to begin paying Base Rent with respect to the Premises shall be abated for the number of days between the date that the Tenant Improvements are substantially completed and the date that Landlord delivers the Premises to Tenant, and (ii) Tenant shall have the right to give Landlord notice that it desires to terminate this Lease if Landlord fails to deliver the Premises to Tenant on before September 1, 2004, and this Lease shall terminate on the date that is ten (10) business days following Landlord’s receipt of such notice if Landlord fails to deliver the Premises to Tenant prior to the expiration of such ten (10) business day period.

3. RENT.

(a) Tenant agrees to pay to Landlord as Base Rent for the Premises the sum specified in Paragraph K of the Summary of Lease Terms. Upon execution of this Lease, Tenant shall pay Landlord an amount equal to the monthly Base Rent for the first month of the term of this Lease, which amount Landlord shall apply to the Base Rent for such first month.

(b) Each monthly installment of Base Rent shall be paid to Landlord, in advance, on or before the first day of each and every successive calendar month during the term hereof. In the event the term of this Lease commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the monthly Base Rent for the first and/or last fractional months of the term shall be appropriately prorated. All such prorations shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(c) Intentionally Omitted.

(d) Rent shall be paid to Landlord without notice, demand, deduction or offset in lawful money of the United States in immediately available funds or by good check as described below at the office of Landlord at Landlord’s address for notices specified in the Summary of Lease Terms, or to such other person or at such other place as Landlord from time to time may designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. All amounts of Rent, if not paid when due, shall bear interest from the due date until paid at an annual rate of interest (the

“Interest Rate”) equal to the lesser of (i) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, or (ii) a rate equal to the sum of five (5) percentage points over the publicly announced reference rate (the “Reference Rate”) charged on such due date by the San Francisco Main Office of Bank of America N.A. (or any successor bank thereto) (or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers). In addition, Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and/or note secured by an encumbrance covering the Premises. Therefore, if any installment of Rent due from Tenant is not received within ten (10) days of when due, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue Rent as a late charge; provided that, if Rent is not paid when due three (3) times during the term of this Lease, then thereafter Tenant shall not be entitled to such ten (10) day grace period, and such late charge shall be assessed on any Rent not paid by 5:00 p.m. on the date due. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment of Rent by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(e) From time to time during the Term, Landlord may designate a lockbox collection agent or any other agent (each such agent, during the period of its agency, a “Collection Agent”) to collect Rent. For purposes of determining whether any payment of Rent is late, whether any late charge or interest is payable, or whether any Event of Default with respect to the payment of Rent has occurred, any payment of Rent to Landlord’s Collection Agent shall be deemed to have been made as of the date the Collection Agent receives such payment, provided the payment is not dishonored for any reason. If such payment is dishonored for any reason, such payment shall not be deemed to have been made until the date Landlord receives such payment in good funds. Tenant waives any right to specify the items against which any Rent paid is to be credited, and Landlord may apply such payments to any Rent due or past due under the Lease. No writing on any check, or statement in any letter or other document accompanying any payment of Rent from Tenant, and no acceptance by Landlord or any Collection Agent of less than the full amount of Rent owing, shall effect any accord and satisfaction. Any such partial payment shall be treated as a payment on account. and Landlord or such Collection Agent may accept such payment without prejudice to Landlord’s right to recover any balance due or to pursue any other remedy permitted by this Lease. Accordingly, Tenant hereby waives the provisions of California Uniform Commercial Code §3311 (and any similar Law which would permit an accord and satisfaction contrary to the provisions of this paragraph). No payment, receipt or acceptance of Rent following (a) any Event of Default; (b) the commencement of any action against Tenant; (c) termination of this Lease or the entry of judgment against Tenant for possession of the Premises; or (d) the exercise of any other remedy by Landlord, shall cure the Event of Default, reinstate the Lease, grant any relief from forfeiture, continue or extend the Term, or otherwise affect Landlord’s right to or exercise of any remedy, including Landlord’s right to terminate the Lease and recover possession of the Premises. Tenant acknowledges and agrees that the foregoing constitutes actual notice to Tenant of, and Tenant’s waiver of any benefit under, the provisions of California Code of Civil Procedure §§1161.1(b) and (c). In addition, without limiting the generality of the foregoing, Landlord may return to Tenant, at any time within fifteen (15) days after receiving same (or, if Landlord uses a Collection Agent, at any time within fifteen (15) days following the Collection Agent’s written notice to Landlord that such payment has been received by the Collection Agent), any payment of Rent (x) made following any Event of Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (y) which is less than the amount due for the purpose of effecting any accord and satisfaction. Each such returned payment (whether made by returning Tenant’s actual check, or by issuing a refund in the event Tenant’s check was deposited) shall be conclusively presumed not to have been received or approved by Landlord.

4. CASH COLLATERAL.

(a) Upon execution of this Lease, Tenant shall pay Landlord the amount, if any, of the cash collateral specified in Paragraph M of the Summary of Lease Terms (the “Cash Collateral”). The Cash Collateral shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant.

(b) If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to) use, apply or retain all or any portion of the Cash Collateral for the payment of any Rent in default, for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Landlord also may (but shall not be obligated to) use, apply or retain all or any portion of the Cash Collateral for the repair of damages to the Premises caused by Tenant in breach of this Lease, to clean the Premises upon termination of the tenancy to a condition in which Tenant is required under this Lease to deliver the Premises to Landlord upon the expiration or earlier termination of this Lease, or to compensate Landlord for damages resulting from the termination of the Lease or the tenancy (including, without limitation, damages recoverable under Civil Code section 1951.2).

If Landlord so uses or applies all or any portion of the Cash Collateral, Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Cash Collateral to the full amount specified in Paragraph M of the Summary of Lease Terms (or to the amount drawn under the Letter of Credit in the event of a Non-Renewal Notice pursuant to Paragraph 5(b) below, if applicable), and Tenant’s failure to do so shall, at Landlord’s option, be an immediate Event of Default (as defined in Paragraph 20(a)) under this Lease, and Tenant shall not be entitled to any additional grace or cure period that may otherwise be provided in Paragraph 20(a).

Landlord and Tenant acknowledge that if “payment or deposit of money” within the meaning of Civil Code section 1950.7 is construed to apply to the Cash Collateral, then Tenant unconditionally and irrevocably waives the benefits and protections of that Code section, which provides in relevant part as follows:

“(a) Any payment or deposit of money the primary function of which is to secure the performance of a rental agreement for other than residential property or any part of the agreement, other than a payment or deposit, including an advance payment of rent, made to secure the execution of a rental agreement, shall be governed by the provisions of this section. . . .

“ . . . . .

“(c) The landlord may claim of the payment or deposit only those amounts as are reasonably necessary to remedy tenant defaults in the payment of rent, to repair damages to the premises caused by the tenant, or to clean the premises upon the termination of the tenancy, if the payment or deposit is made for all or any of those specific purposes. Where the claim of the landlord upon the payment or deposit is only for defaults in the payment of rent, then any remaining portion of the payment or deposit shall be returned to the tenant no later than two weeks after the date the landlord receives possession of the premises. Where the claim of the landlord upon the payment or deposit includes amounts reasonably necessary to repair damages to the premises caused by the tenant or to clean the premises, then any remaining portion of the payment or deposit shall be returned to the tenant at a time as may be mutually agreed upon by landlord and tenant, but in no event later than 30 days from the date the landlord receives possession of the premises.”

By agreeing to this waiver, Tenant acknowledges that Landlord may use all or a part of the Cash Collateral to compensate Landlord for damages that Landlord is entitled to under the terms of this Lease resulting from a breach of this Lease by Tenant (including, without limitation, damages recoverable under Civil Code section 1951.2 upon a termination of this Lease).

5. LETTER OF CREDIT.

(a) Upon execution of this Lease, Tenant shall deliver to Landlord a clean, irrevocable, unconditional letter of credit (including replacements thereof permitted hereunder, the “Letter of Credit”) in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Amount of the Undertaking”). The Letter of Credit shall be issued as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. Landlord and Tenant agree that the Letter of Credit is a definite undertaking that satisfies the requirements of Section 5104 of the California Commercial Code as defined in paragraph (10) of subdivision (a) of Commercial Code section 5102 and that the Letter of Credit is not a “payment or deposit of money” within the meaning of subdivision (a) of California Civil Code section 1950.7.

(b) The Letter of Credit shall be in form and substance satisfactory to Landlord and issued by a bank that is satisfactory to Landlord. The Letter of Credit shall: (1) name Landlord as beneficiary; (2) have a term of not less than one (1) year; (3) allow Landlord to make partial and multiple draws thereunder, as determined by Landlord, up to the face amount; (4) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and presented at a location within San Francisco; and (5) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in this Lease to the assignee or transferee, without charge to Landlord and without recourse to Landlord, and without having to obtain the consent of Tenant or the issuing bank (if upon any transfer, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify). Tenant shall not less than thirty (30) days prior to its expiry date replace the Letter of Credit with a new Letter of Credit with a term of not less than one (1) year and otherwise complying with the requirements of this Paragraph (or an amendment extending the expiry date for at least one (1) year). In lieu thereof, the Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year thereafter during the term of this Lease, unless the Issuing Bank sends notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. If Landlord has received a Non-Renewal Notice, or not later than thirty (30) days prior to the expiry date of the Letter of Credit Tenant fails to furnish to Landlord a replacement letter of credit (or amendment extending the expiry date) in accordance with the terms of this Paragraph, then Landlord shall have the right to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall hold the proceeds of the Letter of Credit pursuant to the terms of this Paragraph 4 as Cash Collateral within the meaning of Paragraph 4 hereof; provided, however, should Tenant thereafter furnish to Landlord a Letter of Credit meeting the requirements of this Paragraph, such cash proceeds, less all expenses incurred by Landlord, shall be returned to Tenant. The Letter of Credit (or a replacement thereof satisfactory to Landlord) shall remain in effect during the entire term of this Lease.

(c) If the sum of the Tenant’s Cost (as defined in the Work Letter) for the Tenant Improvements (as defined in the Work Letter) plus the Tenant’s Cost (as defined in the Work Letter attached to the Consent to Sublease) for the improvements which are being constructed by Landlord in the Sublease Premises pursuant to the Work Letter attached to the Consent to Sublease (the “Sublease Improvements”), minus the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, if any (as such terms are defined in the Sublease, as defined in Paragraph 27) to be paid by BofA (as defined in Paragraph 27) pursuant to the Sublease (collectively, the “Tenant’s Total Cost”), is greater than Seven Hundred Sixty-Five Thousand and 00/100 Dollars ($765,000.00), then within five (5) business days after written request by Landlord, Tenant shall increase the Amount of the Undertaking to an amount equal to the Tenant’s Total Cost plus Two Hundred Thirty-Five Thousand and 00/100 Dollars ($235,000.00). If the Tenant’s Total Cost is less than Seven Hundred Sixty-Five Thousand and 00/1000 Dollars ($765,000.00), then Tenant shall have the right to reduce the Amount of the Undertaking to an amount equal to the Tenant’s Total Cost plus Two Hundred Thirty-Five Thousand and 00/100 Dollars ($235,000.00). Additionally, as Tenant pays Tenant’s Share (as defined in the Work Letter) of Tenant’s Cost as provided in the Work Letter, Tenant shall have the right to reduce the Amount of the Undertaking to an amount equal to: (i) the Tenant’s Total Cost, less the amounts paid by Tenant to Landlord or BofA on account of the Tenant’s Cost (as defined in the Work Letter) for the Tenant Improvements and for the Tenant’s Cost (as defined in the Work Letter attached to the Consent to Sublease) for the Sublease Improvements, plus (ii) Two Hundred Thirty-Five Thousand and 00/100 Dollars ($235,000.00). Notwithstanding the foregoing, Tenant shall not be entitled to reduce the Amount of the Undertaking pursuant to the foregoing provisions more than one time in any thirty (30) day period. Upon the completion of the Tenant Improvements, and after Tenant has paid the entire Tenant’s Total Cost, Tenant shall have the right to reduce the Amount of the Undertaking to Two Hundred Thirty-Five Thousand and 00/100 Dollars ($235,000.00). Landlord shall execute such documents as may be required to reduce the Amount of the Undertaking (by amending the Letter of Credit) upon request by Tenant whenever Tenant has the right to reduce the Amount of the Undertaking as provided above.

(d) As of January 1, 2009 (the “Reduction Date”), Tenant shall have the right to reduce the Amount of the Undertaking to One Hundred Fifty Thousand and 00/100 Dollars ($150,000), provided that, as of the Reduction Date, all of the following conditions (the “Reduction Conditions”) are satisfied: (1) Jolson Merchant Partners Group LLC and/or one or more of its wholly-owned subsidiaries occupies seventy-five percent (75%) of the Premises; (2) no Event of Default has occurred at any time prior to the Reduction Date (even if subsequently cured) and no breach of the lease by Tenant exists that with the giving of notice and passage of applicable cure period would be an Event of Default; (3) the net worth of Tenant as of the Reduction Date is equal to at least Sixty Million Dollars ($60,000,000), and the net worth of Tenant has not dropped below Sixty Million Dollars ($60,000,000) at any time during the twelve (12) month period prior to the Reduction Date; (4) the quotient of Tenant’s earnings before interest, taxes, depreciation and amortization (commonly known as “EBITDA”) divided by Tenant’s total revenue is at least twenty percent (20%) on the Reduction Date and has not dropped below twenty percent (20%) at any time during the twelve (12) month period prior to the Reduction Date; and (5) Tenant shall have delivered to Landlord the financial statements of Tenant evidencing to Landlord’s reasonable satisfaction that the conditions set forth in clauses (3) and (4) above are satisfied.

(e) If there is an Event of Default under the Lease (after any required notice is given and cure period has expired) as a result of Tenant’s failure to pay any Rent or comply with any other provision of this Lease, Landlord may (but shall not be obligated to) use, apply or retain all or any portion of the Letter of Credit for the payment of any Rent in default, for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Landlord also may (but shall not be obligated to) use, apply or retain all or any portion of the Letter of Credit to remedy any failure by Tenant to perform Tenant’s obligations under this Lease, to repair damages to the Premises caused by Tenant, to clean the Premises upon termination of the tenancy, or to compensate Landlord for damages resulting from the termination of the Lease or the tenancy (including, without limitation, damages recoverable under Civil Code section 1951.2).

If Landlord so uses or applies all or any portion of the Letter of Credit, Tenant shall within ten (10) days after demand therefor deliver an amendment to the Letter of Credit to restore the Letter of Credit to the Amount of the Undertaking, and Tenant’s failure to do so shall, at Landlord’s option, be an immediate Event of Default (as defined in Paragraph 20(a)) under this Lease, and Tenant shall not be entitled to any additional grace or cure period that may otherwise be provided in Paragraph 20(a).

(f) If Tenant performs all of Tenant’s obligations hereunder, the Letter of Credit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, if Tenant has not provided Landlord with Tenant’s current address, then to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof and after Tenant has vacated the Premises. Landlord’s return of the Letter of Credit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

6. TENANT’S SHARE OF OPERATING EXPENSES AND REAL PROPERTY TAXES.

(a) In addition to the Base Rent payable during the term of this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage Share of (i) the amount, if any, by which Operating Expenses paid or incurred by Landlord in any calendar year subsequent to the Base Expense Year exceed the amount of Operating Expenses paid or incurred by Landlord during the

Base Expense Year, and (ii) the amount, if any, by which Real Property Taxes paid or incurred by Landlord in any calendar year subsequent to the Base Tax Year exceed the amount of Real Property Taxes paid or incurred by Landlord during the Base Tax Year. Notwithstanding the foregoing, if in any year (including the Base Expense Year and the Base Tax Year, and any subsequent year), (a) the Building is less than 100% occupied, (b) there are any tenants that are not paying full rent at any point during any year during the term of this Lease, or (c) the occupancy of any tenants (such as governmental entities) reduce the amount of Real Property Taxes because of they are exempt from paying Real Property Taxes, Operating Expenses and Real Property Taxes for such year shall be adjusted, for purposes of the foregoing calculation, to the amount which they would have been if: (a) the Building had been 100% occupied, (b) all tenants had paid 100% of their rent throughout such year, and (c) there had been no reduction of Real Property Taxes attributable to the occupancy of any tenant that is exempt from paying Real Property Taxes. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Real Property Taxes as defined herein, the monthly Base Rent payable to Landlord prior to the imposition of such increases in Real Property Taxes shall be increased to net Landlord the same net monthly Base Rent after imposition of such increases in Real Property Taxes as would have been received by Landlord prior to the imposition of such increases in Real Property Taxes.

(b) During December of each calendar year or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of the amounts payable pursuant to Paragraph 6(a) above for the succeeding calendar year. On or before the first day of each month during the succeeding calendar year, Tenant shall pay to Landlord, as Additional Rent, one twelfth (1/12) of such estimated amounts. If Landlord fails to deliver such notice to Tenant in December, Tenant shall continue to pay Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes on the basis of the prior year’s estimate until the first day of the next calendar month after such notice is given, provided that on such date Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the year in question, less any portion thereof previously paid by Tenant. If at any time it appears to Landlord that the amounts payable under this Paragraph 6(b) for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, not more than twice in any calendar year, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate.

(c)(i) Within ninety (90) days after the close of each calendar year or as soon after such ninety (90) day period as practicable, Landlord shall deliver to Tenant a statement of the amounts payable under Paragraph 6(a) above for such calendar year (an “annual statement”) and such statement shall be final and binding upon Landlord and Tenant, subject to the terms of Paragraph 6(c)(ii). If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within fifteen (15) days after delivery of the statement. If on the basis of such statement Tenant has paid to Landlord an amount in excess of the amounts payable under Paragraph 6(a) above for the preceding calendar year and Tenant is not in default in the performance of any of its covenants under this Lease, then Landlord, at its option, shall either promptly refund such excess to Tenant or, upon written notice to Tenant, credit the amount thereof to the Base Rent next becoming due from Tenant until such credit has been exhausted; provided, however, if the Lease has expired or terminated and there exists no monetary breach under the Lease, then Landlord shall refund such excess to Tenant by check.

(ii) If Tenant notifies Landlord within sixty (60) days following delivery of an annual statement that Tenant objects to the annual statement (a “preliminary objection notice”), then Tenant shall have the right, during the sixty (60) day period following Landlord’s receipt of the preliminary objection notice, at Tenant’s sole cost, to audit in Landlord’s offices Landlord’s records of Operating Expenses and Real Property Taxes for the subject calendar year. Such audit right shall extend to the Base Expense Year and/or the Base Tax Year only if Tenant delivers to Landlord a preliminary objection notice within sixty (60) days following delivery of the first annual statement which specifies that Tenant is objecting to such annual statement with respect to the Base Expense Year and/or the Base Tax Year. Any audit performed hereunder shall be carried out by a nationally recognized and reputable accounting firm and not by any other party. No person conducting such an audit shall be compensated on a “contingency” or other incentive basis. Such audit shall be completed within sixty (60) days following Landlord’s receipt of the preliminary objection notice. Upon Landlord’s receipt of a preliminary objection notice, Landlord shall make all of Landlord’s relevant records available to Tenant in Landlord’s offices. If, as of the sixtieth (60th) day after delivery to Tenant of an annual statement, Tenant shall not have delivered to Landlord a preliminary objection notice, or if as of the sixtieth (60th) day after Landlord’s receipt of the preliminary objection notice Tenant shall not have delivered to Landlord an objection statement (as defined below), then such annual statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such annual statement. If within sixty (60) days following Landlord’s receipt of a preliminary objection notice, Tenant delivers to Landlord a written statement specifying objections to such annual statement based on Tenant’s audit of Operating Expenses and Real Property Taxes pursuant to this paragraph (an “objection statement”), then Tenant and Landlord shall meet to attempt to resolve such objection within ten (10) days after delivery of the objection statement. If such objection is not resolved within thirty (30) days of such meeting, then either party shall have the right to require that the dispute be submitted to binding arbitration under the rules of the Judicial Arbitration and Mediation Service, and the parties agree that San Francisco will be the venue therefor. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Paragraph 6 (including any disputed amount). If such dispute results in an agreement or an arbitrator’s determination that Tenant is entitled to a refund, Landlord shall, at its option, either pay such refund or credit the amount thereof to the monthly Base Rent next becoming due from Tenant; provided, however, if the Lease has expired or terminated and there exists no monetary breach under the Lease, then Landlord shall refund such excess to Tenant by check. If it is determined (by Landlord’s concurrence or by a binding arbitration decision) that there has been an overstatement of the share of Operating Expenses or Real Property Taxes due from Tenant by more than three (3%), then Landlord shall bear Tenant’s reasonable audit costs. Tenant agrees to keep confidential, and not disclose to any other party, the results of any such audit or any action taken by Landlord in response thereto.

(d) If this Lease terminates on a day other than the last day of a calendar year, the amounts payable by Tenant under Paragraph 6(a) above with respect to the calendar year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such calendar year, to and including such termination date, bears to 360. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Paragraph 6(c) above to be performed after such termination.

(e) It is the intention of Landlord and Tenant that the Base Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Real Property Taxes over Real Property Taxes for the Base Tax Year and of Operating Expenses over Operating Expenses for the Base Expense Year, and the foregoing provisions of this Paragraph 6 are intended to so provide.

7. OTHER TAXES PAYABLE BY TENANT. Tenant shall reimburse Landlord upon demand for any and all taxes, but not including Real Property Taxes, payable by Landlord (other than net income taxes or franchise taxes) whether or not now customary or within the contemplation of the parties hereto:

(a) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, other than Building Standard Improvements, regardless of whether title to such improvements shall be in Tenant or Landlord;

(b) imposed upon or measured by the Base Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the City and County of San Francisco, the State of California, the federal government or any other governmental body with respect to the receipt of such rent;

(c) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or

(d) imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises (other than any subordination, attornment or non-disturbance agreement or other document or instrument requested, pursuant to Paragraph 17 below, by Landlord or by any Holder of any Superior Interest (as defined in Paragraph 17)).

In the event that it shall not be lawful for Tenant to so reimburse Landlord, the Base Rent payable to Landlord under this Lease shall be revised to net Landlord the same income after imposition of any such tax upon Landlord as would have been received by Landlord hereunder prior to the imposition of any such tax.

8. USE. Tenant agrees to use the Premises for general office purposes and agrees not to use nor permit the use of the Premises or any part thereof for any other purpose, except that Tenant may use the Premises for the conduct of a securities trading and sales business and, in connection therewith, may operate in the Premises as a trading floor and trading support systems for securities trading and sales. Tenant agrees not to do or permit to be done in or about the Premises or the Building, nor to bring or keep or permit to be brought or kept in or about the Premises or the Building, anything which is prohibited by or will in any way conflict with any law, statute or governmental regulation now or hereafter in effect, or which would subject Landlord or Landlord’s agents to any liability, or which is prohibited by the standard form of fire insurance policy, or which will in any way increase the existing rate of (or otherwise affect) fire or any other insurance on the Building or any of its contents (with the understanding that use of the Premises as general office space and the conduct of a securities trading and sales business as contemplated by this Lease will not cause any such increase in insurance rates). If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord, as Additional Rent, upon demand the amount of such increase. Tenant agrees not to do in, on or about the Premises or the Building, or permit to be done in, on or about the Premises, anything which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use or allow the Premises to be used for any unlawful purpose or any purpose inconsistent with the use generally acceptable in Comparable Buildings (as defined in Paragraph 29(b)). Tenant agrees not to cause or maintain in, on or about the Premises or the Building, or permit in, on or about the Premises, a nuisance, nor to use, or permit to be used from the Premises, any loudspeaker or other device, system or apparatus which can be heard outside the Premises without the prior written consent of Landlord nor to permit any objectionable odors, bright lights or electrical or radio interference from the Premises which may annoy or interfere with the rights of other tenants of the Building or the public. Tenant agrees not to commit or suffer to be committed any waste in or upon the Premises. The provisions of this Paragraph 8 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building.

9. COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.

(a) Tenant agrees at its sole cost and expense to promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter constituted; with any direction or occupancy certificate issued pursuant to law by any public officer, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises, excluding structural changes or other physical alterations to the Premises that apply to the Building generally that are: (a) not related to or affected by Tenant’s improvements, acts or particular use of the Premises (as opposed to general office use), or (b) required to have been completed prior to the date of this Lease pursuant to any applicable law in effect as of the date of this Lease. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall create a rebuttable presumption of such violation by Tenant. If Tenant’s use or operation of the Premises or any of Tenant’s equipment therein requires a governmental permit, license or other authorization or any notice to any governmental agency, Tenant shall upon request by Landlord promptly provide a copy thereof to Landlord.

(b) Tenant shall not bring or keep, or permit to be brought or kept, in the Premises or in or on the Real Property any “hazardous substance” (as hereinafter defined). Tenant shall not manufacture, generate, treat, handle, store or dispose of any hazardous substance in the Premises or in or on the Real Property, or use the Premises for any such purpose, or emit, release or discharge any hazardous substance into any air, soil, surface water or groundwater comprising the Premises or the Real Property, or permit any person using or occupying the Premises to do any of the foregoing. Notwithstanding the foregoing, Tenant may store and use in the Premises, in compliance with applicable laws, reasonable quantities of office supplies that may contain minimal amounts of hazardous substances. Tenant shall comply, and shall cause all persons using or occupying the Premises to comply, with all “environmental laws” (as hereinafter defined) applicable to the Premises, the use or occupancy of the Premises or any operation or activity therein; provided, however, Tenant shall have no obligation with respect to any hazardous substances that are present in the Premises or in or on the Real Property at any time prior to the Commencement Date (or, if Tenant is granted early access pursuant to Paragraph 7 of the Work Letter, the date of such access) or brought in the Premises or in or on the Real Property by Landlord. As used in this Lease, “hazardous substance” shall mean any substance or material that is described as a toxic, hazardous, corrosive, ignitable, flammable or reactive substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the environmental laws, and includes asbestos, petroleum, petroleum products, polychlorinated biphenyls, radon gas, radioactive matter, and chemicals which may cause cancer or reproductive toxicity. As used in this Lease, “environmental laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating hazardous substances, human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater.

(c) Tenant shall immediately furnish Landlord with any (i) notices received by Tenant from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises, and (ii) notices or other communications sent by or on behalf of Tenant to any person relating to environmental laws or hazardous substances on the Land or in the Building or the Premises.

(d) Walls and other surfaces in the Building may contain lead-based paint, which, if disturbed, may require special handling in accordance with applicable laws. Tenant shall not disturb such surfaces without first determining whether lead-based paint is present, and in the event that such paint is present, Tenant shall ensure that any such work is performed in a manner that ensures safety and fully complies with all applicable legal requirements.

(e) Sprayed-on fireproofing material containing some asbestos covers the structural steel throughout the Building (including the beams, girders, decking and columns) and may also cover certain other items in ceiling plenum areas, the telephone and electrical closets and the mechanical rooms. The material used to insulate some pipes and similar items in mechanical rooms and other areas in the Building also contains some asbestos. In the premises leased to tenants the asbestos-containing material (“ACM”) is located in the ceiling plenum (above the ceiling tiles forming the false ceiling), in the telephone and electrical closets and behind the sheetrock on exterior walls, some demising walls and columns. Asbestos may also be present in some floor tiles in tenant spaces and other areas of the Building. Landlord has established special rules and regulations regarding the ACM in the Building (the “Asbestos Rules”), which are incorporated into the Building Rules and Regulations as Attachment A. The Asbestos Rules require written permission of Landlord prior to Tenant’s initiation of construction, renovation, repairs, maintenance, alterations, additions, modifications, improvements or other like work in or to the Premises. The Asbestos Rules also contain restrictions and requirements regarding any work to be performed in or to areas of the Building where ACM is located. Tenant shall comply with the Asbestos Rules, which may be modified from time to time by Landlord. If any governmental entity promulgates or revises a statute, ordinance, code or regulation, or imposes mandatory or voluntary controls or guidelines with respect to ACM (collectively “New Asbestos Laws”), Landlord shall (or if compliance is voluntary, may) comply with such New Asbestos Laws. Such compliance, including the making of alterations, or the removal of all or a portion of the ACM in the Building, whether in the Premises or elsewhere in the Building, shall not, however, (i) entitle the Tenant to any claim for damages, (ii) relieve Tenant of any of its obligations hereunder, including without limitation the obligation to pay Rental, (iii) constitute or be construed as a constructive or other eviction of Tenant, or (iv) constitute or be construed as a breach of Landlord’s covenant assuring Tenant’s quiet enjoyment of the Premises. In performing any work in the Premises, Landlord shall use its good faith efforts to minimize any disruption of Tenant’s business or interference with Tenant’s beneficial use and enjoyment of the Premises by performing any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first-class office buildings in the San Francisco financial district (except to the extent an emergency and/or applicable laws require otherwise, as reasonably determined by Landlord).

(f) The provisions of this Paragraph 9 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building.

10. ALTERATIONS; LIENS.

(a) Tenant agrees not to make or suffer to be made any alteration, addition or improvement to or of the Premises (hereinafter referred to as “Alterations”), or any part thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord consents to the installation by Tenant of a Building standard card reader system controlling the entrances to the fire stairways that connect the Premises located on the 10th and 11th floors, subject to the Landlord’s prior written consent of the specifics related thereto (which consent Tenant is still required to obtain). Landlord also hereby consents, subject to its written consent of the specifics related thereto and drawn plans therefore (which consent Tenant is still required to obtain), to the construction and installation by Tenant of an internal staircase that connects the Premises located on the 10th and 11th floors as long as Tenant: (a) agrees in writing to Landlord to remove the staircase and to restore all space impacted thereby to its original condition prior to the addition of the staircase, and (b) provides Landlord with security (such as in the form of a Letter of Credit) in a form and in an amount as reasonably requested by Landlord to secure such removal and restoration obligation. Any such Alterations made by Tenant, including without limitation any partitions (movable or otherwise) or carpeting, as well as the Tenant Improvements, shall become a part of the Building and belong to Landlord upon the expiration or earlier termination of the Lease; provided, however, that equipment, trade fixtures and movable furniture (including furniture partition systems) shall remain the property of Tenant. If Landlord consents to the making of any Alterations, the same shall be designed and constructed or installed by Tenant at its expense (including expenses incurred in complying with applicable laws, including laws relating to the handling and disposal of ACM). Tenant shall use a general contractor, subcontractors, engineers and architects which are on Landlord’s approved list of design and construction professionals, or are otherwise approved by Landlord (which approval shall not be unreasonably withheld or delayed). All Alterations shall be made in accordance with plans and specifications approved in writing by Landlord and shall be designed and constructed in compliance with all applicable codes, laws, ordinances, rules and regulations. The design and construction of any Alterations shall be performed in accordance with Landlord’s applicable rules, regulations and requirements, including the Asbestos Rules. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant or any other Claims arising out of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work, except to the extent Landlord would be liable therefor pursuant to the provisions of Paragraphs 15 or 16. Tenant shall pay to Landlord a fee in order to compensate Landlord for reviewing plans and monitoring the progress of the work in an amount equal to five percent (5%) of the total cost of such Alterations; provided, however, that no such fee that shall be chargeable with respect to the Tenant Improvements (as defined in the Work Letter). All sums due to such contractors, if paid by Landlord due to Tenant’s failure to pay such sums when due, shall bear interest payable to Landlord at the Interest Rate until fully paid. Upon the expiration or sooner termination of this Lease, Tenant, at its expense, shall promptly remove any raised flooring and other Tenant’s Extra Improvements and all Alterations made by Tenant and designated by Landlord to be so removed and repair any damage to the Premises caused by such removal; provided, however, that Tenant shall not be required to remove any raised flooring or Tenant’s Extra Improvements not installed by Tenant, and provided further that if Tenant so requests in writing at the time Tenant requests Landlord’s approval for any Alteration, Landlord shall advise Tenant in writing at the time of Landlord’s approval whether, or which portion(s) of, the Alterations shall be designated for removal. Tenant shall use the general contractor designated by Landlord for such removal and repair, provided that such contractor is not imposing charges in excess of competitive charges then being imposed by other contractors for comparable work. In the alternative, Tenant may use another contractor that is approved in writing in advance by Landlord (which approval shall not be unreasonably withheld or delayed).

(b) Tenant agrees to keep the Premises and the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Tenant does not, within ten (10) days following Tenant’s receipt of notice of recording of notice of any such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as Additional Rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord, the Premises, the Building, or the Real Property, from mechanic’s and materialmen’s and like liens. Tenant shall give Landlord at least ten (10) days’ prior written notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices.

11. MAINTENANCE AND REPAIR.

(a) By taking possession of the Premises, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises, subject to completion of Punch-List Items as provided in the Work Letter and to latent defects which would not have been discovered by a reasonably diligent inspection of the Premises. Tenant, at its expense, shall at all times keep the Premises and every part thereof and all equipment, fixtures and improvements therein in good and sanitary order, condition and repair (damage thereto by fire, the perils of the extended coverage endorsement, other acts of God or the elements, such as earthquake, and other causes beyond the reasonable control of Tenant, such as acts of terrorism, excepted) and Tenant waives all rights under, and benefits of, subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law or ordinance now or hereafter in effect. Notwithstanding the foregoing, Tenant shall have no obligation to perform any obligation expressly assigned to Landlord under the terms of this Lease. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and (unless designated by Landlord to be removed in accordance with Paragraph 10 above) all Alterations thereto to Landlord in the same condition as when received, ordinary wear and tear (except such as Tenant is obligated to repair to keep the Premises in good condition and repair) and damage thereto by fire, the perils of the extended coverage endorsement, earthquake and other acts of God or the elements, such as earthquake, and other causes beyond the reasonable control of Tenant, such as acts of terrorism, excepted. It is agreed that Landlord has no obligation, and has made no promises, to alter, add to, remodel, improve, repair, decorate or paint the Premises or any part thereof and that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant except as may be specifically set forth herein. Except as otherwise expressly provided in this Lease, no representation or warranty, express or implied, is made with respect to (i) the condition of the Premises or the Building, (ii) the fitness of the Premises for Tenant’s intended use, (iii) the degree of sound transfer within the Building, (iv) the absence of electrical or radio interference in the Premises or the Building, (v) the condition, capacity or performance of electrical or communications systems or facilities, or (vi) the absence of objectionable odors, bright lights or other conditions which may affect Tenant’s use and enjoyment of the Premises or the Building.

(b) Landlord agrees to make all necessary repairs to the structure, the exterior, and the public and common areas of the Building and the building systems therein, and to maintain the same in reasonably good order and condition. Except to the extent otherwise expressly provided in Paragraph 16, any damage arising from the acts of Tenant, its agents, employees, contractors or invitees shall be repaired by Landlord at Tenant’s sole expense. Tenant shall pay Landlord on demand the cost of any such repair.

12. SERVICES.

(a) Landlord, subject to the terms of this Paragraph 12 and the Building Rules and Regulations attached hereto as Exhibit B and subject to applicable laws, regulations and rules of public utilities, shall furnish to the Premises water, electrical power and elevator service at all times; heating and air conditioning suitable for the comfortable use and occupation of the Premises (assuming normal office use thereof) during the period (“Business Hours”) from 6:00 a.m. to 5:00 p.m. on weekdays (excluding holidays), or during such other period as may be prescribed by any applicable policies or regulations of any utility or governmental agency; and basic janitorial service on weekdays (excluding union holidays). Tenant agrees that at all times it will cooperate fully with Landlord and abide by all reasonable, non-discriminatory and uniformly enforced regulations and requirements that Landlord may prescribe for the proper functioning and protection of the Building heating, ventilating and air conditioning systems. Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Rent by reason of Landlord’s failure to furnish any of the foregoing or any other utilities or services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or disputes of any character, by the limitation, curtailment, rationing or restrictions on use of electricity, gas or any form of energy, or by any other cause, similar or dissimilar; provided, however, that if: (a) a material portion of the Premises is rendered untenantable for the operation of Tenant’s business due to an interruption or material reduction in the furnishing of any utilities or services which Landlord is required to furnish under this Lease (and Tenant does not use or occupy such portion of the Premises), and (b) either (x) Landlord is entitled to be reimbursed by any insurance proceeds payable in connection with such rent abatement (provided, however, that Landlord shall not be required to carry such insurance), or (y) such interruption or material reduction is caused by the gross negligence or willful misconduct of Landlord, then the monthly Base Rent and Additional Rental payable under Paragraph 4 shall be abated in the proportion that the untenantable, unused rentable area of the Premises bears to the total rentable area of the Premises, on a day-to-day basis for each day, based on a thirty (30)-day month, that Tenant shall not use or occupy such portion of the Premises due to such interruption or reduction of utilities or services. In addition, Landlord shall pay for any reasonable deductible payable by Tenant to its insurance carrier in connection with a claim made under its loss of income, extra expense and business interruption insurance if such interruption or material reduction is caused by the negligence of Landlord, which amount Landlord shall credit against the Base Rent next becoming due from Tenant until such credit has been exhausted (provided, however, if the Lease has expired or terminated and there exists no monetary breach under the Lease, then Landlord shall refund such excess to Tenant by check). No failure by Landlord to furnish any utilities or services and no interruption of utilities or services from any cause whatsoever shall constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. In exchange for the abatement rights provided to Tenant under this Lease, Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to such failure or interruption. Landlord shall not be liable under any circumstances for injury to or death of any person or damage to or destruction of property, however occurring, through or in connection with or incidental to the furnishing of or the failure to furnish any of the foregoing utilities or services or any other utilities or services.

(b) Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any of Tenant’s equipment which uses other than the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) any lights, machines or equipment (including without limitation electronic data processing machines) used by Tenant in the Premises, (ii) the occupancy of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits per square foot of rentable area of the Premises specified in Paragraph 12(c) below, or (iv) any rearrangement of partitioning or other improvements, Landlord shall have the right to install supplementary air conditioning units or other equipment Landlord reasonably deems appropriate in the Premises, and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord, as Additional Rent, upon demand by Landlord. Prior to any such installation, Landlord shall consult with Tenant and shall afford Tenant a reasonable opportunity to correct or minimize the impact of the condition necessitating such installation and to suggest other means of mitigating any adverse impact on the Building Systems.

(c) Tenant agrees it will not, without the written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), use any equipment, apparatus or device in the Premises (including, without limitation, electronic data processing machines, computers or machines using current in excess of 110 volts) which will, individually or in the aggregate, in any way cause the amount of electricity, water or heating, ventilation or air conditioning supplied to the Premises to exceed the amount usually furnished or supplied to premises being used as general office space, or connect with electric current (except through existing electrical outlets in the Premises) or with water pipes any equipment, apparatus or device for the purposes of using electric current or water. Landlord and Tenant agree that, for purposes of this Paragraph 12, the amount of electricity normally furnished to premises being used as general office space is .80 kilowatt hours per rentable square foot per month (excluding electric power used in supplying heating, ventilating and air conditioning). If Tenant shall require water or electric current in excess of that usually furnished or supplied to premises being used as general office space, Tenant shall first obtain the written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and Landlord may cause an electric current or water meter to be installed in the Premises in order to measure the amount of electric current or water consumed for any such excess use. The cost of any such meter and of the installation, maintenance and repair thereof; all charges for such excess water and electric current consumed (as shown by such meters and at the rates then charged by the furnishing public utility); and any additional expense incurred by Landlord in keeping account of electric current or water so consumed shall be paid by Tenant, and Tenant agrees to pay Landlord therefor, as Additional Rent, promptly upon demand by Landlord.

(d) Tenant shall give Landlord reasonable notice in making any request for HVAC required outside of Business Hours or additional utilities or services that Tenant requests from Landlord that are not provided for under this Lease. Tenant agrees to pay, as Additional Rent, promptly on demand any and all costs incurred by Landlord in connection with providing any additional utilities and services Landlord may provide.

(e) In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any law, ordinance or regulation or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. In performing any work in the Premises, Landlord shall use its good faith efforts to minimize any disruption of Tenant’s business or interference with Tenant’s beneficial use and enjoyment of the Premises by performing any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first-class office buildings in the San Francisco financial district (except to the extent an emergency and/or applicable laws require otherwise, as reasonably determined by Landlord). Except to the extent mandated by any Control, Landlord shall not comply with any Controls in a manner that restricts the use of energy or utilities at the Premises to a greater degree than the restriction of the use of energy or utilities in other portions of the Building (i.e. Landlord shall not comply with Controls in a manner that discriminates against Tenant as compared to all other tenants and users of the Building). Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

13. ACCESS CONTROL.

(a) Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s sole discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant, its agents, employees, contractors and invitees.

(b) In no event shall Landlord be liable for damages resulting from any error with regard to the admission to or the exclusion from the Building of any person. In the case of invasion, mob, riot, public demonstration or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

(c) To the extent any picketing, public demonstration or other threat to the security of the Building is attributable in whole or in part to Tenant, Tenant shall reimburse Landlord for any costs reasonably incurred by Landlord in connection with such picketing, demonstration or other threat in order to protect the security of the Building, and Tenant shall indemnify and hold Landlord harmless from and protect and defend Landlord against any and all Claims arising out of or relating to any such picketing, demonstration or other threat. Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work. Landlord shall use its reasonable, good faith efforts (at no cost to Landlord) to cooperate with Tenant in order to try to avoid such a disturbance.

14. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Transfers. Tenant shall not, either voluntarily or by operation of law, (i) assign or transfer this Lease or any interest herein, (ii) sublet the Premises, or any part thereof, or (iii) enter into a license agreement or other arrangement whereby the Premises, or any portion thereof, are held or utilized by another party (each of the foregoing defined herein as a “Transfer”), without the express prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such act (whether voluntary or involuntary, by operation of law or otherwise) without the consent of Landlord pursuant to the provisions of this Paragraph 14 shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease. Consent to any Transfer shall neither relieve Tenant of the necessity of obtaining Landlord’s consent to any future Transfer nor relieve Tenant from any liability under this Lease.

By way of example and without limitation, the failure to satisfy any of the following conditions or standards shall be deemed to constitute sufficient grounds for Landlord to refuse to grant its consent to the proposed Transfer, and Landlord and Tenant each agree that such grounds shall be reasonable.

(1) The proposed Transferee must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed with respect to the portion of the Premises being transferred, for the term of the transferred interest (except that no subtenant shall be required to assume any obligation of Tenant to pay any rent in excess of the rent payable under the sublease).

(2) The proposed Transferee must satisfy Landlord’s then current credit and other standards for tenants of the Building leasing a similar size space and, in Landlord’s reasonable opinion, have the financial strength and stability to perform all of the obligations of the Tenant under this Lease (as they apply to the transferred space and subject to the limitations set forth in (1) above) as and when they fall due.

(3) The proposed Transferee must be reasonably satisfactory to Landlord as to character and professional standing.

(4) The proposed use of the Premises by the proposed Transferee, if not expressly permitted pursuant to this Lease must be, in Landlord’s opinion: (a) lawful; (b) appropriate to the location and configuration of the Premises; (c) not in conflict with any exclusive rights in favor of any other tenant or proposed tenant of the Building; (d) unlikely to cause an increase in insurance premiums for insurance policies applicable to the Building; (e) absent any new tenant improvements that Landlord would be entitled to disapprove pursuant to Paragraph 10 hereof; (f) unlikely to cause an increase in services to be provided to the Premises beyond those provided for under this Lease; (g) unlikely to create any increased burden in the operation of the Building, or in the operation of any of its facilities or equipment (provided, however, such an increase shall be permitted to the extent expressly permitted under this Lease); and (h) unlikely to impair the dignity, reputation or character of the Building.

(5) The proposed use of the Premises must not result in the division of the Premises into more than three (3) parcels or tenant spaces on the eleventh (11th) floor at any time, or more than one (1) parcel or tenant space on the tenth (10th) floor during the 2nd Phase, unless Tenant agrees in writing to Landlord to return any such space to its original condition and provides Landlord with security (such as in the form of a Letter of Credit) in a form and in an amount as reasonably requested by Landlord to secure such restoration obligation.

(6) At the time of the proposed Transfer, an Event of Default (as defined in paragraph 18(a) below) shall not have occurred and remain uncured, and no event may have occurred that with notice, the passage of time, or both, would become an Event of Default.

(7) The proposed Transferee may not be a governmental entity (unless a governmental entity already exists as a tenant in the Building) or hold any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease.

(8) The proposed Transferee may not be a then present tenant or affiliate or subsidiary of a then present tenant in the Building unless Landlord is unable to satisfy the space needs of such proposed Transferee in the Building.

(9) Landlord may not have provided a written proposal within the prior sixty (60) days to the proposed Transferee (whether or not such written proposal was signed and/or accepted by such proposed Transferee) for space in the Building unless Landlord is unable to satisfy the space needs of such proposed Transferee in the Building.

(b) Landlord’s Right of First Offer; Termination Right. Except in the event of a proposed Transfer pursuant to Paragraph 14(e) or 14(f) below, Landlord shall have no obligation to consent or consider granting its consent to any proposed Transfer unless Tenant has first delivered to Landlord a written offer to enter into such Transfer with Landlord, which offer shall include the base rent and other economic terms of the proposed Transfer, the date upon which Tenant desires to effect such Transfer and all of the other material terms of the proposed Transfer (“Tenant’s Offer”). Landlord shall have twenty (20) days from receipt of Tenant’s Offer within which to notify Tenant in writing of its decision to accept or reject such Transfer on the terms set forth in Tenant’s Offer. If Landlord does not accept Tenant’s Offer within such twenty (20) day period, Tenant may enter into such Transfer with any bona fide independent third-party Transferee (as defined in Paragraph 14(c) below) within one hundred twenty (120) days of the end of such twenty (20) day period, so long as such Transfer is for the same base rent offered to Landlord in Tenant’s Offer and such Transfer otherwise contains terms not more than five percent (5%) more favorable economically to the Transferee than the terms stated in Tenant’s Offer, taking into account all rent concessions, tenant improvements, and any other terms which have an economic impact on the Transfer; provided, however, that the prior written approval of Landlord for such Transfer must be obtained, and the other provisions of this Paragraph 14 must be complied with, all in accordance with this Paragraph 14. If Landlord accepts Tenant’s Offer, Landlord and Tenant shall enter into an agreement for such Transfer within thirty (30) days of the date Landlord makes its election. If Landlord accepts Tenant’s Offer, then (i) Landlord may either enter into a new lease, sublease or other agreement covering the Premises or any portion thereof with the intended Transferee on such terms as Landlord and such Transferee may agree, or enter into a new lease, sublease or other agreement covering the Premises or any portion thereof with any other person or entity, and in any such event, Tenant shall not be entitled to any portion of the profit, if any, which Landlord may realize on account of such new lease or agreement, (ii) Landlord may, at Landlord’s sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, neither Tenant nor Landlord shall have any obligation to restore the subject space to its original condition following the termination of a sublease (provided, however, Landlord shall be obligated to so restore the subject space to its original condition if at least nine (9) months remains under the term of this Lease (including any exercised extension) after the term of the sublease expires and Tenant occupies such subject space during such nine (9) months for the operation of its business (and if Tenant fails to so occupy, Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord to restore such space)), and (iii) Landlord shall not have any liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed Transfer, and Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all Claims arising out of or relating to such proposed Transfer.

Except in the event of a proposed Transfer pursuant to Paragraph 14(e) or 14(f) below, in the case of a proposed assignment of this Lease or a sublease of more than seventy-five percent (75%) of the Premises for substantially the balance of the term of this Lease, then in addition to the foregoing rights of Landlord, Landlord shall have the right, by notice to Tenant within fifteen (15) days after receipt of Tenant’s Offer, to terminate this Lease, which termination shall be effective as of the date on which the intended assignment or sublease would have been effective if Landlord had not exercised such termination right (as specified in the Tenant’s Offer). If Landlord elects to terminate this Lease, then from and after the later of: (i) the date of such termination, or (ii) the date Tenant vacates the Premises, Landlord and Tenant each shall have no further obligation to the other under this Lease with respect to the Premises except for matters occurring or obligations arising hereunder prior to the date of such termination and obligations which survive the expiration or sooner termination of this Lease.

(c) Landlord’s Approval Process. Tenant shall, in each instance of a proposed Transfer (including, without limitation, any Permitted Transfer, as defined below), give written notice to Landlord at least thirty (30) days prior to the effective date of any proposed Transfer, specifying in such notice (i) the nature of the proposed Transfer, (ii) the portion of the Premises to be transferred, (iii) the intended use of the transferred Premises, (iv) all economic terms of the proposed Transfer, (v) the effective date thereof, (vi) the identity of the transferee under the proposed Transfer (the “Transferee”), (vii) current financial statements of the Transferee, and (viii) reasonably detailed documentation relating to the business experience of the Transferee (collectively, “Tenant’s Notice”). Tenant shall also promptly furnish Landlord with any other information reasonably requested by Landlord relating to the proposed Transfer or the proposed Transferee. Within thirty (30) days after receipt by Landlord of Tenant’s Notice and any additional information and data requested by Landlord, Landlord shall notify Tenant of its determination to either (i) consent to the proposed Transfer, or (ii) refuse to consent to such proposed Transfer.

(d) Consideration for Transfer. Sixty percent (60%) of all (i) consideration paid or payable by Transferee to Tenant as consideration for any such Transfer, and (ii) rents received in connection with the Transfer by Tenant from Transferee in excess of Base Rent, Operating Expenses and Real Property Taxes payable by Tenant to Landlord under this Lease (“Profits”) shall be paid by Tenant to Landlord immediately upon receipt thereof by Tenant; provided that Tenant may first recover its reasonable expenses incurred in connection with such Transfer for reasonable brokers’ commissions and legal fees not in excess of then prevailing market rates, tenant improvement allowances actually paid and tenant improvement costs to the extent such tenant improvements shall have been approved by Landlord as required under Paragraph 10 (“Transaction Costs”). If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to the preceding sentence shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rent and other consideration pertaining to or due under any other sublease.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee, provided that, in the absence of an Event of Default, Tenant has recovered all of Tenant’s Transaction Costs and Landlord pays Tenant its share of any Profits. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord shall apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder. Neither Landlord’s collection of rent from a Transferee nor any course of dealing between Landlord and any Transferee shall constitute or be deemed to constitute Landlord’s consent to any Transfer.

(e) Merger or Consolidation of Tenant; Major Changes. Notwithstanding any other provision of this Lease to the contrary, Landlord’s consent shall not be required for, and Paragraphs 14(b) and 14(d) shall not apply with respect to any Transfer (a “Permitted Transfer”) to any corporation or entity Controlled (as hereinafter defined) by, Controlling or under Common Control with Tenant, or to the surviving corporation or entity in the event of a consolidation or merger to which Tenant shall be a party, or any Transfer to any corporation or entity acquiring all or substantially all of the assets of Tenant as a going concern, unless such Transfer or other transaction shall constitute, or shall be entered into in connection with, a Major Change (as hereinafter defined). Any Major Change must be approved by Landlord in accordance with Paragraphs 14(a) and 14(c) above and, without such approval, shall at Landlord’s election be void and/or constitute an Event of Default. The term “Controlled” (or “Controlling” or “Control”) as used herein shall mean the ownership of fifty percent (50%) or more of (i) the voting stock of any corporation, or (ii) the ownership interest in any other entity and, if any such entity is a partnership, a general partner’s interest in such partnership. The term “Major Change” as used herein shall mean any reorganization, recapitalization, refinancing or other transaction or series of transactions involving Tenant which results in the net worth of Tenant and its consolidated subsidiaries immediately after such transaction(s) being less than fifty percent (50%) of the net worth of Tenant and its consolidated subsidiaries as of the end of the fiscal year immediately preceding the date of this Lease.

(f) Transfer of Ownership. (i) If Tenant is a partnership, a sale, transfer or assignment of a general partner’s interest in Tenant, or a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant’s general partner; (ii) if Tenant is a corporation, a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the voting stock of Tenant, (iii) if Tenant is a limited liability company, a sale, transfer or assignment of the managing member’s interest in Tenant, or a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant’s managing member(s), or (iv) irrespective of the type of entity of Tenant, a direct or indirect sale, transfer or assignment of fifty percent (50%) or more of the ownership interests in Tenant, whether (in any such case) such sale, transfer or assignment occurs in a single transaction or series of transactions, shall be deemed a Transfer and require Landlord’s consent in accordance with the procedures specified in Paragraph 14(c) above; provided, however, that no issuance or sale of interests registered on any national or regional securities exchange shall be taken into account for purposes of this Paragraph 14(f).

(g) Documentation. Tenant agrees that any instrument by which Tenant assigns this Lease or any interest therein or sublets or otherwise Transfers all or any portion of the Premises (including, without limitation, any instrument for any Permitted Transfer) shall expressly provide that the Transferee may not further assign this Lease or any interest therein or sublet the sublet space without Landlord’s prior written consent (which consent shall be subject to the provisions of this Paragraph 14), and that the Transferee will comply with all of the provisions of this Lease and that Landlord may enforce the Lease provisions directly against such Transferee (with respect to the portion of the Premises subject to the Transfer, for the term of the Transfer, except that the obligation of any subtenant for payment of rent shall not exceed the rent the subtenant agrees to pay under the sublease). No permitted subletting by Tenant (including, without limitation, any Permitted Transfer) shall be effective until there has been delivered to Landlord a counterpart of the sublease in which the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space and for the performance of all of the terms and provisions of this Lease pertaining to the sublet space for the term of the sublease; provided, however, that the subtenant shall be liable to Landlord for rent only in the amount set forth in the sublease. No permitted assignment (including, without limitation, any Permitted Transfer) shall be effective unless and until there has been delivered to Landlord a counterpart of the assignment in which the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above.

(h) Options Personal to Original Tenant. If Landlord consents to a Transfer hereunder and this Lease contains any parking rights, renewal options, expansion options, rights of first refusal, rights of first negotiation, termination options or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the Transferee, except for Transferees in a Permitted Transfer pursuant to Paragraph 14(e)(ii) above, it being agreed by the parties hereto that any such rights and options are personal to the original Tenant named herein and may not be transferred (except in a Permitted Transfer).

(i) Encumbrance of Lease. Notwithstanding any provision of this Lease to the contrary, Tenant shall not mortgage, encumber or hypothecate this Lease or any interest herein without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Any such act without the prior written consent of Landlord (whether voluntary or involuntary, by operation of law or otherwise) shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease.

(j) No Merger. The voluntary or other surrender of this Lease or of the Premises by Tenant or a mutual cancellation of this Lease shall not work a merger, and at the option of Landlord any existing subleases may be terminated or be deemed assigned to Landlord in which latter event the subleases or subtenants shall become tenants of Landlord.

(k) Landlord’s Costs. Tenant shall pay to Landlord the amount of Landlord’s reasonable cost of processing each proposed Transfer (including, without limitation, attorneys’ and other professional fees, and the cost of Landlord’s administrative, accounting and clerical time; collectively “Processing Costs”), and the amount of all reasonable and actual expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). At Tenant’s request, Landlord shall provide Tenant with a budget of its anticipated Processing Costs, however, Landlord makes no assurance that the Processing Costs will not exceed the amount set forth therein. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to a Transfer until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

(l) Tenant Remedies. Notwithstanding any contrary provision of law, including California Civil Code section 1995.310, Tenant shall have no right, and Tenant hereby waives and relinquishes any right, to cancel or terminate this Lease in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed Transfer.

15. WAIVER; INDEMNIFICATION. Except to the extent caused by the Landlord’s gross negligence or willful misconduct, and subject to Paragraphs 16(b) and 16(g), Tenant shall defend, protect, indemnify and hold harmless Landlord and each of the Landlord Protected Parties (as defined in Paragraph 16(a)) from and against any and all Claims from any cause arising out of or relating (directly or indirectly) to this Lease, the tenancy created under this Lease, or the Premises, including (a) the use or occupancy, or manner of use or occupancy, of the Premises during the Term (including any period following expiration or termination of the Lease but prior to Tenant’s vacating of the Premises); (b) any negligent or willfully wrongful act or omission of Tenant, its agents, employees or contractors, or by anyone else acting at the direction, with the permission, or under the control of Tenant; (c) any breach of or default under this Lease by Tenant; (d) the conduct of Tenant’s business, including the use of the Premises or any part thereof for storage or shipment of goods not belonging to Tenant; and (e) any action or proceeding brought on account of any matter described above. To the fullest extent permitted by law, and as a material part of the consideration to Landlord for this Lease, Tenant hereby releases Landlord, and all Landlord Protected Parties, from responsibility for, waives Tenant’s entire claim of recovery for, and assumes all risk of: (x) damage to property or injury to persons (including death) in the Premises from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord, (y) damage to property or injury to persons (including death) as a result of Events (as defined in Paragraph 16(b)) occurring outside the Premises, except to the extent the risk thereof is assumed by Landlord under the provisions of Paragraph 16 of the Lease or such damage or injury is caused by the gross negligence or willful misconduct of Landlord, and (z) business interruption or other consequential damages. No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations under any insurance policies carried by either party pursuant to this Lease. The indemnification obligations hereunder shall survive the expiration or earlier termination of this Lease until all Claims involving any of the indemnified matters are fully, finally, and absolutely barred by the applicable statutes of limitations. The prevailing party shall be entitled to recover its actual attorney fees and court costs incurred in enforcing such indemnification obligations.

16. RISK ALLOCATION AND INSURANCE.

(a) The term “Claims” means claims, demands, suits, actions, causes of action (whether in contract or in tort, at law or in equity, or otherwise), liabilities, injuries, losses, liens, charges, assessments, fines, penalties, damages, proceedings, judgments, penalties, fines, costs, expenses, attorney and expert witness fees, and costs of litigation (including matters on appeal). The term “Tenant Protected Parties” means Tenant, its partners, shareholders, members, managers, directors, officers, employees and agents. The term “Landlord Protected Parties” means Landlord, its beneficiaries (if Landlord is a land trust), its agents for asset and property management, and all of such parties’ respective partners, shareholders, members, managers, directors, officers, employees and agents.

(b) The parties desire, to the extent permitted by law, to allocate certain risks of personal injury, bodily injury or property damage, and risks of loss of real or personal property by reason of fire, explosion or other casualty, and to provide for the responsibility for insuring such risks. To the extent any Claim arising out of or resulting from any accident, event, casualty or other occurrence (each, an “Event”) is actually insured or required under the terms of this Lease to be insured, it is the intent of the parties that such Claim be covered by insurance, without regard to the fault of any Tenant Protected Parties or Landlord Protected Parties except as otherwise expressly provided in Paragraph 15. As between the Landlord Protected Parties and the Tenant Protected Parties, such risks are allocated as follows:

(1) Tenant shall bear the risk of bodily injury (including death), personal injury, and damage to property of third persons arising out of or resulting from Events occurring within the Premises or within any other area of the Building which is leased to or otherwise exclusively occupied by Tenant, irrespective of the fault of any Landlord Protected Party. Such risks shall be insured as provided in Paragraph 16(d).

(2) Landlord shall bear the risk of bodily injury (including death), personal injury, and damage to the property of third persons arising out of or resulting from Events occurring in the Building or on the Land (other than in the Premises or in other space leased to or occupied by tenants or third parties), provided such Event is occasioned by the negligence or willful misconduct of any Landlord Protected Party or any Landlord Protected Party is otherwise legally liable for such Event. Such risks shall be insured as provided in Paragraph 16(c).

(3) Tenant shall bear the risk of loss of, damage to, or destruction of all contents, trade fixtures, machinery, furniture, fixtures, equipment and other personal property in the Premises or otherwise in the care, custody and control of Tenant arising out of or resulting from any Event required to be insured against as provided in Paragraph 16(d).

(4) Landlord shall bear the risk of damage to the Building and its personal property therein arising out of or resulting from any Event required to be insured against as provided in Paragraph 16(c).

Notwithstanding the foregoing, provided the party required to bear the risk described in subparagraph (1) or (2) above (the “At Risk Party”) does not default in its obligation to carry the insurance coverage required under this Lease, if the other party (the “At Fault Party”) is at fault for any actual loss suffered by the At Risk Party, then to the extent that such loss (a) is occasioned by an Event of the type described in subparagraph (1) or (2) above, and exceeds the amount of insurance coverage required to be carried by the At Risk Party (or the amount of insurance actually carried, if greater than the amount required), or (b) results from an Event neither required to be insured against nor actually insured against, the At Fault Party shall pay for the uncovered portion of such loss.

(c) During the Term, Landlord shall maintain (i) commercial property insurance, insuring the Building and Landlord’s personal property therein for an agreed amount not less than ninety percent (90%) of full replacement cost, with coverage no less broad than that provided under the ISO Broad Causes of Loss Form (CP 10 20); and (ii) commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 1996 form CG 00 01 (without any endorsement which would have the effect of reducing or eliminating the contractual liability, cross-liability, insured employee, or any other coverage provided under such form), in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. In addition, Landlord may carry such other types of insurance with such coverage limits as Landlord deems to be prudent, desirable or necessary from time to time. All Landlord’s insurance policies may be subject to such deductibles or self-insured retentions as Landlord shall determine in the exercise of its sole discretion.

(d) During the Term, Tenant shall, at Tenant’s sole cost and expense, obtain and keep in full force and effect all of the following insurance coverages:

(1) Property insurance covering all contents, trade fixtures, machinery, equipment, furniture and furnishings in the Premises (or elsewhere in or about the Building), including contents which are the property of third parties but which are in the care, custody or control of Tenant, all Tenant’s Extra Improvements and all Alterations, for an agreed amount not less than 100% of their replacement cost (without regard to the value of any use interest of Tenant therein), and with coverage no less broad than that provided under the ISO Broad Causes of Loss Form (CP 10 20);

(2) Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils required to be insured against under subparagraph (1) above for a period not less than twelve (12) months;

(3) Commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 1996 form CG 00 01 (without any endorsement which would have the effect of reducing or eliminating the contractual liability, cross-liability, insured employee, or any other coverage provided under such form), in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. Umbrella liability insurance may be used to achieve the above minimum liability limits, provided that the policy coverages are absolutely concurrent;

(4) Automobile liability insurance with coverage at least as broad as that provided on ISO form CA 00 01, and including owned, non-owned and hired vehicle coverages, with minimum limits of One Million Dollars ($1,000,000.00) combined single limit;

(5) If any goods not owned by Tenant are stored in or shipped from the Premises, warehousemen’s or carriers’ legal liability insurance with limits no less than the aggregate value of all such goods. All receipts, bills of lading, consignment agreements or other agreements with persons depositing any such goods with Tenant for storage or shipment shall require such persons to (a) insure such goods substantially in the same manner and to the same extent that Tenant is required hereunder to insure its own personal property in the Premises, and (b) waive and release all Claims and rights of recovery against Landlord (including any rights in the nature of subrogation) arising out of any damage or loss to, or destruction of, such goods irrespective of the cause;

(6) Prior to the sale, storage, consumption or service (whether free or for charge) of any alcoholic beverages on or from the Premises by Tenant or any other person (which activity is absolutely prohibited unless Landlord expressly consents thereto in writing, which consent may be withheld in Landlord’s sole discretion), Tenant shall obtain liquor liability insurance covering Tenant and all Landlord Protected Parties against any and all risks associated with the sale, storage, consumption or service of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million Dollars ($1,000,000.00) per occurrence, covering bodily injury, loss of life, injury to means of support, and property damage;

(7) Worker’s compensation insurance as required by law, and employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and

(8) During the course of construction of any Alterations, Tenant shall maintain, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an “all-risk” non-reporting form covering all Alterations under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. Tenant shall cause each of its contractors and subcontractors to maintain (a) workers’ compensation insurance required by law; (b) employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and (c) commercial general liability insurance with minimum coverage limits of at least Two Million Dollars ($2,000,000.00) combined single limit per occurrence/aggregate, and otherwise meeting the same policy requirements (as set forth below) as are applicable to Tenant’s insurance policies.

(e) Each policy of insurance required to be carried by Tenant shall be written on a form satisfactory to Landlord; and shall be issued by a company rated not less than A:X in Best’s Insurance Guide and authorized to do insurance business in the State where the Building is located. All Tenant’s liability policies shall name as additional insureds (a) Landlord, (b) Landlord’s agents for asset and property management (which agents, as of the date hereof are AEGON USA Realty Advisors, Inc. and Lowe Enterprises Real Estate Group, respectively), (c) the holders of any Superior Interests of which Tenant has been given notice, and (iv) all Tenant Protected Parties who are not automatically included as additional insureds under such policies. Landlord and the holders of any Superior Interests designated by Landlord shall be named as additional insureds (or as mortgagee, as required), as their interests may appear. Tenant may provide any of its required insurance coverage under blanket policies, but only upon furnishing Landlord with a “per location” endorsement confirming that such coverage shall not be limited, diminished, or reduced as a result thereof. Tenant shall structure its property and business income insurance policies so that no coinsurance penalty shall be imposed and no valuation shortfalls shall occur. No deductible

(including any self-insured retention) under any policy of insurance carried by Tenant shall exceed Ten Thousand Dollars ($10,000.00). If Tenant fails to procure or maintain insurance coverages as provided above, or fails to timely deliver any certificates or policies as required by this Lease, Landlord shall have the right (but not the obligation) to procure and maintain coverage, and Tenant shall pay Landlord all costs in connection therewith as Additional Rent within ten (10) days following Landlord’s invoice therefor. Tenant shall, at its own expense, procure and maintain any additional insurance coverage that Landlord or the holder of any Superior Interest may reasonably require from time to time. All Tenant’s liability insurance shall be primary, and any liability insurance carried by Landlord, any Landlord Protected Party, and the holder of any Superior Interest shall be strictly excess, secondary, and noncontributing with any insurance carried by Tenant. No insurance coverage limits shall limit the liability of Tenant, and no act or omission of Tenant shall limit, void or otherwise reduce the obligation of any insurer to pay the amount of the loss sustained. Tenant shall be solely responsible for the payment of all premiums for its insurance policies and no additional insured, loss payee or mortgagee shall have any obligation therefor.

(f) Certificates of insurance evidencing Tenant’s insurance and issued by a duly authorized agent shall be delivered to Landlord not less than ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters the Premises for the purpose of performing any installations or other work therein. Within ten (10) days following written notice from Landlord, Tenant shall provide Landlord with a certified copy of any insurance policy or policies required hereunder. No insurance policy required to be carried by Tenant shall be subject to cancellation or modification except upon thirty (30) days prior written notice from the insurance carrier to Landlord, and to all other parties named in such policy as additional insured, loss payee, mortgagee, or any other designation. Tenant shall furnish Landlord with a replacement certificate (and, at Landlord’s option, evidence of premium payment) evidencing the uninterrupted continuation of each insurance policy not less than thirty (30) days prior to its expiration.

(g) Landlord and Tenant each waive and release all Claims and all rights of recovery against the other for any loss or damage that may occur to the Premises, the Building, the Garage or the Land, and the parties’ respective fixtures and personal property, arising from any cause that (i) is required to be insured against under the terms of this Lease by the party suffering the loss, regardless of whether such insurance is actually carried; or (ii) is actually insured against under any insurance carried by such party, regardless of whether such insurance is required hereunder. To the fullest extent permitted by law, each party’s waiver and release shall apply irrespective of the cause or origin of the Claim, including the negligence of the other party or of any person acting at the direction or under the control of such party. The parties agree that the foregoing waiver shall be binding upon their respective property and business income insurance carriers, and (except for any insurance policy which provides that the insured thereunder may effectively waive subrogation without further action on the part of the insured) each party shall obtain any endorsements or take such other action as may be required to effect such insurer’s waiver of subrogation under each such policy.

17. PROTECTION OF LENDERS.

(a) This Lease shall be subject and subordinate at all times to all ground or underlying leases which may now or hereafter exist affecting the Building or the Real Property, or both, and to the lien of any mortgage or deed of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or the Real Property, or both, or on or against Landlord’s interest or estate therein (such mortgages, deeds of trust and leases are referred to herein, collectively, as “Superior Interests”), all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination, but subject to the terms of Paragraph 17(b) below. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver, upon demand, such further instruments evidencing such subordination of this Lease to any such Superior Interest as may be required by Landlord. Landlord hereby represents to Tenant that there is no Superior Interest which exists as of the date of this Lease.

(b) Notwithstanding the foregoing, in the event of a termination of any ground lease or of a foreclosure of any such mortgage or deed of trust or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, or any transfer in lieu of such foreclosure or sale, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no uncured Event of Default then exists under this Lease, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such mortgage or deed of trust subject to the terms of this Lease.

(c) Within ten (10) days after Landlord’s written request, Tenant shall deliver to Landlord, or to any actual or prospective holder of a Superior Interest (“Holder”) that Landlord designates, such financial statements as are reasonably required by such Holder to verify the financial condition of Tenant (or any assignee, subtenant or guarantor of Tenant). Tenant represents and warrants to Landlord and such Holder that each financial statement delivered by Tenant shall be accurate in all material respects as of the date of such statement. All financial statements shall be kept confidential by Landlord or any such Holder and shall only be used for the purposes stated herein . Tenant shall not be obligated to prepare any financial statements that have not already been prepared by Tenant , and so long as Tenant is regulated by the Securities and Exchange Commission, Tenant may satisfy Tenant’s obligations under this Paragraph 17(c) by delivering a copy of Tenant’s most recently filed FOCUS report (or such other comparable financial report to the SEC as may be filed by Tenant pursuant to future laws or regulations).

(d) If Landlord is in default, Tenant will accept cure of any default by any Holder whose name and address shall have been furnished to Tenant in writing. Tenant may not exercise any rights or remedies to terminate this Lease for Landlord’s default unless Tenant gives notice thereof to each such Holder and the default is not cured within thirty (30) days thereafter or such greater time as may be reasonably necessary to cure such default. A default which cannot reasonably be cured within said 30-day period shall be deemed cured within said period if work necessary to cure the default is commenced within such time and proceeds diligently thereafter until the default is cured. Nothing in this subparagraph (d) shall relieve Landlord of any liability it has for any such default.

(e) If any prospective Holder should require, as a condition of any Superior Interest, a modification of the provisions of this Lease, Tenant shall approve and execute any such modifications promptly after request, provided no such modification shall relate to the Rental payable hereunder or the length of the term hereof or otherwise materially alter the rights or obligations of Landlord or Tenant hereunder.

18. ENTRY BY LANDLORD.

(a) Landlord reserves, and shall at all times have, the right upon reasonable advance verbal notice to Tenant (which notice shall not be required in the event of an emergency, in which case, Landlord shall use its good faith efforts to give Tenant notice of its entry as soon as is reasonably possible, which may, if circumstances reasonably require, be after Landlord’s entry) at reasonable times to enter the Premises to inspect them; to supply janitorial service and any other service to be provided by Landlord hereunder; to submit the Premises to prospective purchasers, mortgagees or tenants (provided that Landlord shall only have the right to enter the Premises to so submit them to prospective tenants during the last nine (9) months prior to the then applicable expiration of the Lease term); to post notices of nonresponsibility; and to alter, improve or repair the Premises, any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and any portion of the Building as permitted or provided hereunder, all without abatement of Rent; and may erect scaffolding and other necessary temporary structures in or through the Premises where reasonably required by the character of the work to be performed. In performing any work in the Premises, Landlord shall use its good faith efforts to minimize any disruption of Tenant’s business or interference with Tenant’s beneficial use and enjoyment of the Premises by performing any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by managers of other first-class office buildings in the San Francisco financial district (except to the extent an emergency and/or applicable laws require otherwise, as reasonably determined by Landlord). Tenant hereby waives any and all Claims for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. For each of the foregoing purposes, Landlord shall at all times have and retain a key and/or other access device with which to unlock all of the doors in, on and about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance and approved by Landlord); and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or any portion thereof.

(b) Landlord shall also have the right at any time to change the arrangement or location or times of access of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building, and to change the name, number or designation by which the Building is commonly known, and none of the foregoing shall be deemed an actual or constructive eviction of Tenant, nor shall it entitle Tenant to any reduction of Rental hereunder or result in any liability of Landlord to Tenant. Notwithstanding the foregoing, no such change shall materially impair Tenant’s access to the Premises and Tenant shall have access to the Premises twenty-four (24) hours a day on each day of the term of this Lease, except to the extent required in the event of an emergency and subject to Landlord’s non-discriminatory security procedures in effect from time to time (all as determined in Landlord’s good faith judgment in protecting the health and safety of the occupants of the Building).

19. ABANDONMENT. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant shall not be considered to have abandoned the Premises if Tenant vacates the Premises but continues to pay Rental, closely monitors the condition of the

Premises, performs any repair or maintenance required to be made by Tenant pursuant to this Lease, maintains the insurance coverage required pursuant to Paragraph 16 of this Lease, and complies in a timely manner with all other obligations under this Lease. Tenant understands that if Tenant abandons the Premises or any part thereof, the risk of fire, other casualty and vandalism to the Premises and the Building will be increased. Accordingly, such action by Tenant shall constitute an Event of Default hereunder regardless of whether Tenant continues to pay Base Rent and other Rent under this Lease. If Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises, if not removed within ten (10) days after Tenant’s receipt of notice from Landlord describing such property with reasonable particularity and requesting its removal, shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises if it is not removed within ten (10) days after Tenant’s receipt of notice from Landlord describing such property with reasonable particularity and requesting its removal, and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 10(a). Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 19 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any and all Claims in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Landlord’s action or inaction with regard to the provisions of this Paragraph 19 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Building caused by such removal, and make any restoration required pursuant to Paragraph 10(a) hereof.

20. DEFAULT AND REMEDIES.

(a) The occurrence of any one or more of the following events (each an “Event of Default”) shall constitute a breach of this Lease by Tenant:

(i) Tenant fails to pay any Base Rent, Operating Expenses or Real Property Taxes as and when such Rent becomes due and payable and such failure continues for more than three (3) business days after Landlord gives written notice thereof to Tenant; provided, however, that after the second such failure in any consecutive twelve (12) month period, only the passage of time, but no further notice, shall be required to establish an Event of Default within such period (provided, however, that the foregoing shall not limit Landlord’s obligation to give any statutory notice that is required prior to exercising a remedy available to Landlord); or

(ii) Tenant fails to pay any Additional Rent payable by Tenant hereunder as and when such amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that after the second such failure in any consecutive twelve (12) month period, only the passage of time, but no further notice, shall be required to establish an Event of Default within such period (provided, however, that the foregoing shall not limit Landlord’s obligation to give any statutory notice that is required prior to exercising a remedy available to Landlord); or

(iii) Tenant fails to perform or breaches any other agreement or covenant of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure or breach continues for more than twenty (20) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of twenty (20) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of twenty (20) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time; or

(iv) Tenant (A) is generally not paying its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property, or (E) takes action for the purpose of any of the foregoing; or

(v) Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within sixty (60) days, (A) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of Tenant’s property, or (B) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (C) ordering the dissolution, winding-up or liquidation of Tenant; or

(vi) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days; or

(vii) Tenant abandons the Premises.

(b) If an Event of Default occurs, Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(i) The worth at the time of award of all unpaid rent which had been earned at the time of termination;

(ii) The worth at the time of award of the amount by which all unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which all unpaid rent for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

(iv) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes) not exempt from the usury law at the time of termination or, if there is no such maximum annual interest rate, at the rate of eighteen percent (18%) per annum. The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid rent under clauses (i), (ii) and (iii) above, the rent reserved in this Lease shall be deemed to be the total rent payable by Tenant under Paragraphs 3 and 6 hereof.

(c) Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code section 1951.4, to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

(d) The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity by statute or otherwise.

(e) Default by Landlord. Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease if Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in reasonable detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter diligently pursues the same to completion.

21. DAMAGE BY FIRE OR OTHER CASUALTY.

(a) If the Premises are partially destroyed or damaged by fire or other casualty, Landlord shall, subject to Paragraphs 21(b), 21(c), 21(d) and 21(e) below, give Tenant written notice of its estimate to repair such damage within thirty (30) days after the occurrence, and promptly repair such damage if, in Landlord’s reasonable judgment, such repair can be completed within one hundred eighty (180) days under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction, and this Lease shall remain in full force and effect, provided that if there shall be damage to the Premises from any such cause, Tenant shall be entitled to a reduction of monthly Base Rent while such repair is being made in the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises. Tenant’s right to a reduction of Base Rent under this Paragraph 21 shall be Tenant’s sole remedy in connection with any such damage.

(b) If such repairs cannot, in Landlord’s reasonable judgment, be completed within one hundred eighty (180) days, or if such damage occurs during the last six (6) months of the term of this Lease, Landlord shall have the option either (i) to repair such damage, this Lease continuing in full force and effect, but with the monthly Base Rent proportionately reduced (subject to the condition set forth in Paragraph 21(a) above), or (ii) to give notice to Tenant at any time within thirty (30) days after the occurrence of such damage terminating this Lease as of a date specified in such notice, which shall not be less than sixty (60) nor more than ninety (90) days after the giving of such notice. If such notice of termination is so given, the Lease and all interest of Tenant in the Premises shall terminate on the date specified in such notice, and the Base Rent, reduced (subject to the condition set forth in Paragraph 21(a) above) in proportion to the area of the Premises rendered untenantable by the damage, shall be paid up to the date of such termination, Landlord hereby agreeing to refund to Tenant any Rent theretofore paid for any period of time subsequent to the termination date.

(c) If the Building is damaged by fire or other casualty to the extent that the repair cost would exceed forty percent (40%) or more of its replacement value, or if more than twenty percent (20%) of the rentable area of the Building is affected by fire or other casualty and repairs to the Building cannot, in Landlord’s judgment, be completed within one hundred eighty (180) days, then in either case, whether the Premises are damaged or not, Landlord shall have the right, at its option, to terminate this Lease by giving Tenant notice thereof within thirty (30) days of such casualty specifying the date of termination which shall not be less than sixty (60) nor more than ninety (90) days after the giving of such notice; provided, however, that Landlord shall not be entitled to exercise such termination right unless Landlord also exercises similar termination rights under leases of other premises in the Building that are similarly affected by such casualty.

(d) If the Premises are damaged by fire or other casualty not resulting in whole or in part from the negligence or willful misconduct of Tenant or its employees, agents, contractors or subtenants and the repair to the Premises cannot, in Landlord’s judgment, be completed within one hundred eighty (180) days, assuming the availability of labor and materials, Tenant, at its option, may terminate this Lease. Tenant’s notice to Landlord of its election to terminate the Lease must be delivered to Landlord within thirty (30) days after the occurrence of such damage and the termination shall be as of a date specified in such notice which shall be no less than thirty (30) days nor more than ninety (90) days after the giving of such notice. In the event of a termination of the

Lease by Tenant under this Paragraph 21(d), the Base Rent shall be reduced in the same manner as provided under Paragraph 21(b) above. If Tenant shall notify Landlord as to Tenant’s election to terminate this Lease, Landlord shall have the right by giving Tenant notice within twenty (20) days of Tenant’s election, to relocate Tenant in substantially similar office space in the Building, within thirty (30) days of the date of Tenant’s notice to Landlord and the Lease will then not be deemed to have been terminated. If Landlord so elects to relocate Tenant, Landlord shall bear all reasonable moving and relocation costs (including costs for computer cabling) to move Tenant to such other office space, and Tenant shall continue to pay Base Rent, Operating Expenses and Real Property Taxes to Landlord as provided herein and Landlord shall bear the cost of any base rent or direct expense amounts in excess thereof for such other office space. Tenant’s occupancy of such other office space shall not exceed one (1) year from the commencement of such occupancy. In the event Landlord cannot complete repairs to the Premises within one (1) year from the date of Tenant’s commencement of occupancy in such other office space, Landlord shall notify Tenant in writing not later than ninety (90) days prior to the expiration of such one-year period and upon expiration of such one-year period, this Lease shall terminate. In the event Landlord can complete such repairs within such one-year period, Landlord shall so notify Tenant in writing and shall move Tenant back into the Premises as soon as practicable after such repairs have been completed. The cost of moving Tenant back into the Premises shall be borne by Landlord. If Landlord has not relocated Tenant to alternate space as permitted hereunder, and if Landlord fails to substantially complete the repairs within one (1) year from the occurrence of the damage, then Tenant shall have the right to terminate this Lease within thirty (30) days after the expiration of such one-year period and the termination shall be as of a date specified in such notice which shall be no less than thirty (30) days nor more than ninety (90) days after the giving of such notice.

(e) Notwithstanding any of the provisions of this Lease, Landlord shall in no event be required to repair any injury or damage by fire or other cause whatsoever to, or to make any repairs or replacements of, any panelings, decorations, partitions, railings, ceilings, floor coverings, trade or office fixtures or any other property of, or improvements (including Tenant’s Extra Improvements and any Alterations) installed on the Premises by or at the election of Tenant. Tenant hereby agrees to promptly repair any damage to Tenant’s Extra Improvements and any Alterations at its sole cost and expense in the event that Landlord is required to, or elects to, repair the remainder of the Premises pursuant to Paragraphs 21(a) and 21(b) above.

(f) Tenant hereby waives the provisions of subsection 2 of Section 1932, subsection 4 of Section 1933, and Sections 1941 and 1942 of the California Civil Code. Landlord waives the provisions of subsection 4 of Section 1933.

22. EMINENT DOMAIN.

(a) If all or part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title or the right to possession vests in the condemnor.

(b) If (i) a part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof; and (ii) Tenant is reasonably able to continue the operation of Tenant’s business in that portion of the Premises remaining; and

(iii) Landlord elects to restore the Premises to an architectural whole, then this Lease shall remain in effect as to said portion of the Premises remaining, and the monthly Base Rent payable from the date of the taking shall be reduced in the same proportion as the area of the Premises taken bears to the total area of the Premises. If, after a partial taking, Tenant is not reasonably able to continue the operation of its business in the Premises or Landlord elects not to restore the Premises as hereinabove described, this Lease may be terminated by either Landlord or Tenant by giving written notice to the other party within thirty (30) days of the date of the taking. Such notice shall specify the date of termination which shall be not less than thirty (30) nor more than sixty (60) days after the date of said notice.

(c) If a portion of the Building is taken, whether any portion of the Premises is taken or not, and Landlord determines that it is not economically feasible to continue operating the portion of the Building remaining, then Landlord shall have the option for a period of thirty (30) days after such determination to terminate this Lease. If Landlord determines that it is economically feasible to continue operating the portion of the Building remaining after such taking, then this Lease shall remain in effect, with Landlord, at Landlord’s cost, restoring the Building to an architectural whole.

(d) Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired term of this Lease or for the value of any improvements in or to the Premises. Tenant hereby assigns any such claim to the Landlord. Notwithstanding the foregoing, to the extent that the same shall not diminish Landlord’s recovery for such taking, Tenant shall have the right to make a claim directly to the entity expressing the power of eminent domain for moving expenses and for loss or damage to Tenant’s trade fixtures, equipment and movable furniture.

(e) Tenant hereby waives sections 1265.110 through 1265.160 of the California Code of Civil Procedure.

23. HOLDING OVER. Any holding over after the expiration or other termination of the term of this Lease with the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month. Any holding over after the expiration or other termination of the term of this Lease without the express written consent of Landlord delivered to Tenant shall be construed to be a tenancy at sufferance. Any holding over, whether with or without the consent of Landlord, shall be on all the terms set forth herein, except that the monthly Base Rent shall be an amount equal to the greater of: (a) the fair market monthly rental value for the Premises as reasonably determined by Landlord, or (b) one hundred fifty percent (150%) of the monthly Base Rent payable for the last full month of the term (without giving consideration to any period of abatement arising as a result of the occurrence of any casualty or for any other reason). Acceptance by Landlord of Rent after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. The provisions of this Paragraph are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law.

24. INTENTIONALLY OMITTED.

25. COMMUNICATIONS AND COMPUTER LINES.

(a) Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (including, without limitation, junction boxes, connectors, conduits, inner ducts, or other supportive or protective materials or equipment) (collectively the “Lines”) at the Building and/or on the Land in or serving the Premises, provided: (i) Tenant shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Paragraph 10, (ii) any such installation, maintenance, replacement, removal or use shall comply with all laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Building, (iii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iv) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, (vi) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (vii) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within three (3) days after notice. The installation of any Lines used to provide telecommunications services to the Premises shall not be a “Transfer” pursuant to Paragraph 14 hereof. At Tenant’s request, Landlord shall permit Yipes to provide communications services to Tenant in the Building without access charge.

(b) Landlord may (but shall not have the obligation to): (i) install new Lines at the Building, (ii) create additional space for Lines at the Building, and (iii) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord pursuant to this Lease or by law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the reasonable costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses under Paragraph 1(f) (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) to the extent required by Paragraph 1(f).

(c) Notwithstanding anything to the contrary contained in Paragraph 10(a), Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Paragraph shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Paragraph, Landlord may, after twenty (20) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or applicable Law). Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rental, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

26. MISCELLANEOUS.

(a) Limitation of Landlord’s Liability. Any liability of Landlord (including without limitation Landlord’s partners, shareholders, affiliates, agents, and employees) to Tenant under this Lease shall be limited to the equity interest of Landlord in the Building and Tenant agrees to look solely to such interest for the recovery of any judgment, it being intended that neither

Landlord nor any such other persons shall be personally liable for any deficiency or judgment (but Tenant shall also have the right to execute any judgment against all net rents and net sale proceeds then or thereafter held by Landlord in respect of its interest in the Real Property and against all insurance proceeds and condemnation awards then held by Landlord in respect of its interest in the Real Property that were not applied by Landlord to the Real Property as required by the terms of this Lease). Wherever in this Lease Tenant (a) releases Landlord from any Claims, (b) waives or limits any right of Tenant to assert any Claims against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, its agents, the constituent shareholders, partners or other owners of Landlord or its agents, and the directors, officers, and employees of Landlord and its agents and each such constituent shareholder, partner or other owner.

(b) Sale by Landlord. In the event of a sale or conveyance of the Building by any owner of the reversion then constituting Landlord and upon the transferee’s assumption of all of the obligations of “Landlord” under this Lease, the transferor shall thereby be released from any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant, and in such event, insofar as such transferor is concerned, Tenant agrees to look solely to the successor in interest of such transferor in and to the Building and this Lease. Notwithstanding the foregoing, the transferor shall be released from any further liability under this Lease with respect to the Cash Collateral only if the transferor transfers such Cash Collateral to the transferee. Tenant agrees to attorn to the successor in interest of such transferor. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, and Landlord transfers, or provides a credit with respect to, such security to the grantee or transferee of Landlord’s interest in the Real Property, Landlord shall be released from any further responsibility or liability for such security.

(c) Estoppel Letter. Tenant shall, at any time and from time to time within ten (10) days following request from Landlord, execute, acknowledge and deliver to Landlord a statement in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) certifying that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, and that Tenant has no defenses to or offsets against its obligations under this Lease, or specifying such defaults, defenses or offsets if any are claimed, (iii) certifying the date that Tenant entered into occupancy of the Premises (or that Tenant has not entered into occupancy of the Premises), and whether Tenant is open for business in the Premises, (iv) certifying the amount of the monthly Base Rent, the then current estimated Operating Expenses and Real Property Taxes payable under Paragraph 6(b), and the date to which any Rent has been paid in advance, and certifying that Tenant is entitled to no rent abatement or other economic concessions not specified in the Lease (v) certifying as to whether there has been an assignment, transfer, mortgage or other encumbrance of any interest of Tenant in the Lease, a sublease of any portion of the Premises or any permission granted to a third party to use the Premises, (vi) certifying the amount of the Cash Collateral and/or Letter of Credit, if any, (vii) certifying that all Improvements to be constructed in the Premises by Landlord are completed (or specifying any obligations of Landlord respecting Improvements), and (viii) certifying such other factual matters relating to this Lease and/or the Premises as may reasonably be requested by a lender making a loan to Landlord or a purchaser of the Premises, the Building, the Real Property or any interest therein from Landlord. Any such statement may be relied upon by, and shall upon Landlord’s request be addressed to, any prospective purchaser or encumbrancer of all or any portion of the Real Property or any interest therein. Tenant’s failure to deliver said statement within five (5) business days after Tenant’s receipt of notice from Landlord that Tenant has failed to deliver such statement within the required ten (10) day period shall be conclusive upon Tenant that: (i) the Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent under the Lease and (iii) no more than one month’s Base Rent has been paid in advance. Tenant shall, within ten (10) days following request of Landlord, deliver such other documents including Tenant’s financial statements as are reasonably requested in connection with the sale of, or loan to be secured by, the Real Property or any part thereof or interest therein (provided, however, that Tenant shall not be obligated to prepare any financial statements that have not already been prepared by Tenant, and, so long as Tenant is regulated by the Securities and Exchange Commission, Tenant may satisfy Tenant’s obligations under this Paragraph 17(c) by delivering a copy of Tenant’s most recently filed FOCUS report or such other comparable financial report to the SEC as may be filed by Tenant pursuant to future laws or regulations). All financial statements shall be kept confidential by Landlord and any such third party to which such financial statements are provided in connection with any such sale or loan, and shall only be used for the purposes stated herein.

At any time and from time to time, in the context of a sale of Tenant’s business or a financing thereof only, within ten (10) business days following a written request from Tenant, Landlord shall execute and deliver to Tenant a statement certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) the current amounts of and the dates to which the monthly Base Rent and the payments of Operating Expenses and Real Property Taxes payable under Paragraph 6(b) have been paid, (iii) the amount of the Cash Collateral and/or Letter of Credit, if any, and (iv) to the best of Landlord’s knowledge that Tenant is not in default under this Lease (or if Tenant is in default, specifying the nature of such default).

(d) Right of Landlord To Perform. All terms and covenants of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rent. If Tenant fails to pay any Rent hereunder or fails to perform any other term or covenant hereunder on its part to be performed, and such failure shall continue for the applicable notice and cure period, if any, or if none for ten (10) days (or such shorter period as may be reasonable under emergency circumstances) after written notice thereof by Landlord, then, upon written notice to Tenant (provided that no notice need be given in the event of an emergency), Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may make any such payment or perform any such other term or covenant on Tenant’s part to be performed but shall not be obligated to do so. All sums so paid by Landlord and all necessary costs of such performance by Landlord, together with interest thereon at the Interest Rate from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord on demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of non-payment thereof by Tenant as in the case of failure by Tenant in the payment of Rent hereunder.

(e) Rules and Regulations. Tenant agrees to faithfully observe and to comply with the Building Rules and Regulations attached hereto as Exhibit B and incorporated herein by this reference, and all reasonable and non-discriminatory modifications of and additions thereto from time to time put into effect by Landlord which are applicable to all tenants of the Building and of which Tenant shall have notice. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of said Building Rules and Regulations. In the event any of the Building Rules and Regulations conflict with any express provision of this Lease, the provisions of this Lease shall govern. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner.

(f) Attorneys’ Fees. In case any suit or other proceeding shall be brought for an unlawful detainer of the Premises or for the recovery of any Rent due under the provisions of this Lease or because of the failure of performance or observance of any other term or covenant herein contained on the part of Landlord or Tenant, the unsuccessful party in such suit or proceeding shall pay to the prevailing party therein reasonable attorneys’ fees and costs which shall include fees and costs of any appeal, all as fixed by the Court. If Landlord or Tenant should be named as a defendant in any suit brought against the other in connection with Tenant’s occupancy of the Premises under this Lease, the party defendant primarily responsible for the bringing of such suit shall pay to the other party its costs and expenses incurred in such suit and reasonable attorneys’ fees.

(g) Waiver of Jury Trial. If any action or proceeding between Landlord and Tenant to enforce the provisions of this Lease (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) proceeds to trial, Landlord and Tenant hereby waive their respective rights to a jury in such trial.

(h) Waiver. The failure of either party to object to or to assert any remedy by reason of the other party’s failure to perform or observe any covenant or term hereof or its failure to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of its right to assert and enforce any remedy it may have by reason of such failure or the happening or non-happening of such condition or a waiver of its rights to enforce any of its rights by reason of any subsequent failure of the other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. No custom or practice which may develop between the parties hereto during the term hereof shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other in strict accordance with the terms hereof. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding failure of Tenant to perform or observe any term or covenant of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, irrespective of any knowledge on the part of Landlord of such preceding failure at the time of acceptance of such Rent. Tenant’s payment of Rent and Tenant’s continued possession of the Premises shall not constitute a waiver by Tenant of any breach or default by Landlord.

(i) Light, Air and View; Construction. Tenant agrees that no diminution or shutting off of light, air or view by any structure which may be erected (whether or not by Landlord) on property adjacent to the Building shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant. Tenant further agrees that no construction or construction related activities (including, without limitation, pile driving, excavation, and closure of public thoroughfares) anywhere in the general vicinity of the Building (including, without limitation, adjacent and nearby private property and adjacent and nearby public rights-of-way) shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant. Landlord shall use good faith efforts consistent with the operation of a first class office building in the San Francisco financial district to minimize noise and disruption to Tenant’s business during the performance of any such work.

(j) Notices. Unless otherwise specified, all notices, demands, requests, advices or designations (“Notices”) which may be or are required to be given by either party to the other hereunder shall be in writing. All Notices by Landlord to Tenant shall be sufficiently given, if sent by personal delivery (i.e. a messenger courier) or if sent by United States certified or registered mail, postage prepaid, addressed to Tenant at Tenant’s address for notices as set forth in Paragraph C of the Summary of Lease Terms. All Notices by Tenant to Landlord shall be sufficiently given, made or delivered if personally served on Landlord, or sent by United States certified or registered mail, postage prepaid, addressed to Landlord at Landlord’s address for notices specified in Paragraph B of the Summary of Lease Terms. Each Notice shall be deemed received on the date of the personal service or on the date of delivery of attempted delivery by the U.S. Postal Service, as the case may be. Either party may change its address for notices from time to time by written notice to the other party.

(k) Name. Tenant agrees that it shall not, without first obtaining the written consent of Landlord (which consent may be withheld in Landlord’s sole and absolute discretion): (i) use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises, or (ii) use for any purpose any image of, rendering of, or design based on, the exterior appearance or profile of the Building.

(l) Governing Law; Severability. This Lease shall in all respects be governed by and construed in accordance with the laws of California. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in effect.

(m) Definitions and Paragraph Headings; Successors. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term “Tenant” or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and their and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof. The provisions of this Lease shall inure to the benefit of and bind Landlord and Tenant and their respective heirs, executors, administrators, successors and permitted assigns. The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.

(n) Time. Time is of the essence of this Lease with respect to the payment of Rent and the performance of all obligations.

(o) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

(p) Park Area. Tenant acknowledges that each lawful use made by Tenant, its employees and invitees, of the park area and facilities immediately adjacent to the east of the Building (the “Park Area”) is pursuant to permission granted by the owner of the park area and under a license from such owner which may be revoked at any time or from time to time without notice; that neither the park area nor the right to its use is a part of the Premises, the Building or Building facilities or is otherwise covered by this Lease; and that Landlord has made no representations to Tenant with respect to the use, maintenance or continued existence of the park area.

(q) Brokerage. Tenant covenants and represents that it has been represented in connection with the negotiation of this Lease by Tenant’s Broker(s) designated on the Summary of Lease Terms and has not acted by implication to authorize, nor has authorized, any other real estate broker or salesman to act for it in these negotiations. In the event of any breach of the foregoing representation and warranty by Tenant, Tenant agrees to protect, defend, indemnify and hold Landlord harmless from any and all Claims by any other real estate broker or salesperson or other entity or party other than the Landlord’s Broker(s) and Tenant’s Broker(s) listed on the Summary of Lease Terms for a commission or finder’s fee as a result of Tenant’s entering into this Lease.

(r) Directory Listing. Landlord agrees to list Tenant’s name on a directory listing that is kept in the lobby of the Building at Landlord’s cost and expense; provided, however, that any change to the initial listing or any additional listings shall be at Tenant’s cost and expense. Landlord’s acceptance of any name for listing on the directory listing shall in no event be, or be deemed to be, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises.

(s) Authority. If Tenant is a corporation (or other business organization), Tenant and each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (a) Tenant is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (b) Tenant is qualified to do business in California, (c) Tenant has full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) the execution, delivery and performance of this Lease has been duly authorized by Tenant and each person signing this Lease on behalf of the Tenant is duly and validly authorized to do so. Concurrently with signing this Lease, Tenant shall deliver to Landlord a true and correct copy of resolutions duly adopted by the board of directors or constituent partners or members of Tenant, certified by the secretary of Tenant to be true and correct, unmodified and in full force, which authorize and approve this Lease and authorize each person signing this Lease on behalf of Tenant to do so. Landlord and each person executing this Lease on behalf of Landlord represents and warrants to Tenant that (a) Landlord is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (b) Landlord is qualified to do business in California, (c) Landlord has full right, power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, and (d) the execution, delivery and performance of this Lease has been duly authorized by Landlord and each person signing this Lease on behalf of the Landlord is duly and validly authorized to do so.

(t) Amendments. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Landlord and Tenant.

(u) Exhibits and Addenda; Entire Agreement. The Exhibits and Addenda referenced in the Summary of Lease Terms are a part of this Lease and are incorporated herein by this reference. In the event of any discrepancy between the Lease and any such Exhibit or Addendum, the Exhibit or Addendum shall control. This Lease is the entire and integrated agreement between Landlord and Tenant with respect to the subject matter of this Lease, the Premises and the Building. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease.

(v) Quiet Possession. Tenant shall have the quiet possession of the Premises, subject to the terms of this Lease.

27. 2ND PHASE. Concurrently with the execution of this Lease, Landlord, Tenant and Banc of America Securities LLC (“BofA”) are entering into a Consent to Sublease (the “Consent”), pursuant to which Landlord is consenting to the terms of a sublease (the “Sublease”) between BofA, as sublandlord, and Tenant, as subtenant, covering premises consisting of approximately 22,413 rentable square feet that are located on the 10th and 11th floors of the Building (the “Sublease Premises”), subject to the terms of the Consent. The term of the Sublease shall expire on December 31, 2008. Effective as of January 1, 2009, the Sublease Premises shall be added to the Premises under this Lease for the 2nd Phase of the term of this Lease in accordance with the terms of this Lease. Accordingly, effective as of January 1, 2009 and throughout the 2nd Phase of the term of this Lease, the definition of Premises shall be expanded to include the Sublease Premises, the floors upon which the Premises are located shall be revised, the rentable area of the Premises shall be increased, Tenant’s Percentage Share shall be increased, the Base Rent shall be increased, all as specifically provided in this Lease.

28. PARKING. Tenant shall have the right during the term of this Lease to park automobiles in the number of parking spaces set forth in Paragraph N on an unreserved basis (valet style), at the prevailing monthly rates charged by the operator of the Garage. The use by Tenant, its employees and invitees of the Garage shall be subject to the rules and regulations established from time to time by the owner or operator of the Garage. If Tenant has not rented the number of parking spaces to which it is entitled within three (3) months after the effective date, or if any time thereafter Tenant releases any parking space or spaces, Tenant shall lose its right to rent the number of parking spaces by which its entitlement under this paragraph exceeds the parking spaces actually rented, but Landlord shall use reasonable efforts to make such number of parking spaces available to Tenant within six (6) months after Tenant delivers notice to Landlord of Tenant’s desire to rent the same. Landlord shall use good faith efforts to provide Tenant with other spaces if requested by Tenant on a month-to-month basis, subject to availability. Any such additional parking spaces shall also be at the prevailing monthly rates charged by the operator of the Garage and shall be subject to the rules and regulations established from time to time by the operator of the Garage. Landlord makes no guaranty that such additional spaces will be available to Tenant and has no obligation to give Tenant priority with respect to any spaces that are available.

29. OPTION TO EXTEND. Landlord hereby grants to Tenant one (1) option (the “option”) to extend the term of the lease for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:

(a) The Option must be exercised, if at all, by written notice irrevocably exercising the Option (“Option Notice”) delivered by Tenant to Landlord not later than nine (9) months prior to the Expiration Date. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Expiration Date (i) an Event of Default has occurred and is continuing, (ii) Tenant has assigned this Lease or its interest therein (other than an assignment to a Transferee in a Permitted Transfer), or (iii) Tenant and/or any Transferee in a Permitted Transfer is occupying less than ninety percent (90%) of the rentable square footage of the Premises. Provided Tenant has properly and timely exercised the Option, the term of this Lease shall be extended for the period of the Option Term and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be modified as set forth in Paragraphs 27(b) below.

(b) The Base Rent per rentable square foot (“RSF”) payable for the Option Term shall be equal to the then-current net rental rate per RSF (as further defined below, “FMRR”) being agreed to in new leases by the Landlord or the owner (“Comparable Landlords”) of the 52-story office building known as 555 California Street, 101 California, Embarcadero Center Four, San Francisco, California, which buildings Landlord and Tenant acknowledge are the only building comparable in quality, location and prestige to the Building (the “Comparable Buildings”) and tenants leasing space in the Building or the Comparable Buildings. As used herein, “FMRR” shall mean the net rental rate per RSF for which Landlord and Comparable Landlord are entering into new leases within the time period of fifteen (15) to nine (9) months prior to the Expiration Date (“Market Determination Period”), with new tenants leasing from Landlord and/or Comparable Landlords office space in the Building and/or the Comparable Buildings which space is comparable to the Premises in views, tenant improvements and other material factors (“Comparative Transactions”). Landlord shall provide its determination of the FMRR to Tenant within twenty (20) days after Landlord receives the Option Notice. Tenant shall have fifteen (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the FMRR within which to accept such FMRR or to reasonably object thereto in writing. In the event Tenant objects to the FMRR submitted by Landlord, Landlord and Tenant shall attempt to agree upon such FMRR. If Landlord and Tenant fail to reach agreement on such FMRR within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to FMRR and such determination shall be submitted to arbitration in accordance with Paragraph 29(c) below.

(c) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the FMRR within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint one arbitrator who shall be by profession be a real estate appraiser or broker licensed in the State of California who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or appraiser as to his or her opinion as to FMRR prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted FMRR for the Premises is the closer to the actual net rental rate per RSF for new leases within the Market Determination Period for Comparative Transactions. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any data and additional information that such party deems relevant to the determination by the arbitrator (“Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such Data.

(d) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR, and shall notify Landlord and Tenant of such determination.

(e) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(f) If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court for the City and County of San Francisco, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(g) The cost of arbitration shall be paid by Landlord and Tenant equally.

30. NOTICE OF AVAILABLE PREMISES.

If Tenant makes a request of Landlord in writing, Landlord shall notify Tenant in writing of any space of any premises located on the 8th through 13th floors (inclusive) that is “available” or that Landlord anticipates will become “available” during the twelve (12) month period following the date of Landlord’s notice. For purposes hereof, premises will be “available” if (a) such premises is not being leased, (b) no other tenant of the Building has an option to lease such premises, or (c) neither Landlord nor any affiliate has elected to occupy such premises. Landlord shall have no obligation to lease any such available space to Tenant.

31. CONTINGENT ON SUBLEASE. The effectiveness of this Lease is contingent on the satisfaction of the following on or before December 31, 2003: (a) the full execution and delivery of the Sublease by Tenant and BofA, and (b) the full execution and delivery of the Consent to Sublease by Tenant, BofA and Landlord. If both (a) and (b) are not satisfied on or before December 31, 2003, this Lease shall have no effect as if the parties had never entered into it.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

LANDLORD:

TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company

By:	/s/ Thomas J. Schefter
	Its:	Senior Vice President

TENANT:

JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company

By:	/s/ Joseph A. Jolson
	Its:	Managing Partner

By:

Its:

EXHIBIT A-1

1st PHASE PREMISES FLOOR PLAN

[Floor plan of 11th floor leased directly]

EXHIBIT A-2

2ND PHASE PREMISES FLOOR PLANS

[All premises located on both the 10th and 11th floors]

EXHIBIT B

BUILDING RULES AND REGULATIONS

1. Sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation and interests of the Building and its tenants.

2. No sign, placard, picture, name, advertisement or notice, visible from the exterior of leased premises shall be inscribed, painted, affixed or otherwise displayed by any tenant either on its premises or any part of the Building without the prior written consent of Landlord, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice without notice to and at the expense of the tenant.

If Landlord shall have given such consent to any tenant at any time, whether before or after the execution of the Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of such Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.

No signs will be permitted on any entry door unless the door is glass. All glass door signs must be approved by Landlord. Signs or lettering shall be printed, painted, affixed or inscribed at the expense of the tenant by a person approved by Landlord.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Landlord reserves the right to restrict the amount of directory space utilized by Tenant.

4. No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window on any premises without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, all such items shall be installed inside of Landlord’s standard draperies and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building.

5. Landlord reserves the right to exclude from the Building between the hours of 6 P.M. and 6 A.M. and at all hours on Saturdays, Sundays and holidays all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests the same in writing. Each tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.

Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

During any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of tenants and protection of the Building and property in the Building.

6. No tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the premises unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. No tenant shall cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall in no way be responsible to any tenant for any loss of property on the premises, however occurring, or for any damage done to the property of any tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating or cleaning of carpets or rugs or moving of furniture or other special services. Janitorial service will not be furnished on nights when rooms are occupied after 9:30 p.m. Window cleaning shall be done only by Landlord, and at such intervals and such hours as Landlord shall deem appropriate.

7. No tenant shall obtain for use upon its premises ice, drinking water, food, beverage, towel or other similar services, or accept barbering or bootblacking services in its premises, except from persons authorized by Landlord, and at hours and under regulations fixed by Landlord.

8. Each tenant shall see that the doors of its premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before the tenant or its employees leave such premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness the Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

9. No tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without the prior written consent of Landlord. If Landlord shall give its consent, the tenant shall in each case furnish Landlord with a key for any such lock.

10. Landlord will furnish Tenant without charge with two (2) keys to each door lock provided in the Premises by Landlord. Landlord may make a reasonable charge for any additional keys. Tenant shall not have any such keys copied or any keys made. Each tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys of or to the Building, offices, rooms and toilet rooms which shall have been furnished to the Tenant or which the Tenant shall have had made. In the event of the loss of any keys so furnished by Landlord, Tenant shall pay Landlord therefor.

11. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

12. No tenant shall use or keep in its premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material or use any method of heating or air conditioning other than that supplied by Landlord.

13. No tenant shall use, keep or permit to be used or kept in its premises any foul or noxious gas or substance or permit or suffer such premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought or kept in or about any premises or the Building.

14. No cooking shall be done or permitted by any tenant on its premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees shall be permitted, nor shall such premises be used for lodging.

15. Except with the prior written consent of Landlord, no tenant shall sell, or permit the sale, at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on any premises, nor shall any tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from any premises for the service or accommodation of occupants of any other portion of the Building, nor shall the premises of any tenant be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, or any business or activity other than that specifically provided for in such tenant’s lease.

16. Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to all premises shall be subject to the written approval of Landlord. All electrical appliances must be grounded and must meet UL Label Standards.

17. No tenant shall install any radio or television antenna, loudspeaker or any other device on the exterior walls of the Building.

18. No tenant shall lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

19. Sprayed-on fireproofing material containing some asbestos covers the structural steel throughout the Building (including the beams, girders, decking and columns) and may also cover certain other items in ceiling plenum areas, the telephone and electrical closets and the mechanical rooms. The material used to insulate some pipes and similar items in mechanical rooms and other areas in the Building also contains some asbestos. In the premises leased to tenants the asbestos-containing material (“ACM”) is located in the ceiling plenum (above the ceiling tiles forming the false ceiling), in the telephone and electrical closets and behind the sheetrock on exterior walls, some demising walls and columns. Asbestos may also be present in some floor tiles in tenant spaces and other areas of the Building. Landlord has established special rules and regulations regarding the ACM in the Building, the “Transamerica Pyramid Asbestos Rules for Tenants”, which are incorporated into these Building Rules and Regulations as Attachment A.

20. No furniture, freight, equipment, packages or merchandise will be received in the Building or carried up or down the elevators, except between such hours, through such entrances and in such elevators as shall be designated by Landlord. Landlord reserves the right to require that moves be scheduled and carried out during nonbusiness hours of the Building. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight thereof. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of the Tenant.

21. No tenant shall overload the floor of its premises or mark, or drive nails, screw or drill into, the partitions, woodwork or plaster or in any way deface such premises or any part thereof.

22. There shall not be used in any space, or in the public areas of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards. No other vehicles of any kind shall be brought by any tenant into or kept in or about any premises in the Building.

23. Each tenant shall store all its trash and garbage within the interior of its premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Francisco without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

24. Canvassing, soliciting, distribution of handbills and other written materials and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

25. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building.

26. No tenant shall bring any firearms into the Building or onto the Property.

27. Each tenant shall abide by, and shall assure that all occupants of its premises abide by, all orders and instructions of Landlord relating to public emergencies or health and safety perils affecting its premises or the Building or any occupants thereof.

28. No tenant shall bring bicycles into the Building.

29. The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

30. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building.

31. These Rules and Regulations (including the Asbestos Rules) may be changed from time to time, as Landlord may deem appropriate, and are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants and conditions of the Lease.

ATTACHMENT “A” TO THE BUILDING RULES AND REGULATIONS

TRANSAMERICA PYRAMID ASBESTOS RULES FOR TENANTS

Sprayed-on fireproofing material containing some asbestos covers the structural steel throughout the Transamerica Pyramid building (“Building”) (including the beams, girders, decking and columns) and may also cover certain other items in ceiling plenum areas, the telephone and electrical closets and the mechanical rooms. The material used to insulate some pipes and similar items in mechanical rooms and other areas in the Building also contains some asbestos. In the premises leased to tenants the asbestos-containing material (“ACM”) is located in the ceiling plenum (above the ceiling tiles forming the false ceiling), in the telephone and electrical closets and behind the sheetrock on exterior walls, some demising walls and columns. Asbestos may also be present in some floor tiles in tenant spaces and other areas of the Building.

Landlord has prepared and implemented an Asbestos Management Plan, which among other things sets forth the responsibilities of Building Management, Building Management’s industrial hygienist, Building tenants, and contractors and workers performing work in or to areas of the Building where ACM is located.

UNDER THE ASBESTOS MANAGEMENT PLAN, EACH TENANT IN THE BUILDING, OR ANY PERSON (INCLUDING A CONTRACTOR) ACTING ON A TENANT’S BEHALF, IS REQUIRED:

(1)	To obtain WRITTEN PERMISSION from Building Management’s asbestos site manager (“Site Manager”) before the tenant, or any person acting on such tenant’s behalf, performs ANY construction, renovation, maintenance, repair, alteration, addition, modification, improvement or like work in or to the premises leased.

(2)	To obtain a WORK PERMIT from the Site Manager before the tenant, or any person acting on such tenant’s behalf, engages in (a) any work requiring the moving or removal of ceiling tiles that form the suspended ceiling or requiring entry into a telephone or electrical closet or the ceiling plenum, (b) any work which will penetrate the sheetrock on exterior walls, demising walls or columns, (c) any work on Building floors that involves disturbance of floor tiles or penetration of the floor slab, (d) any other work which could disturb ACM in the Building, or (e) such other work as the Site Manager may designate from time to time. The work permit shall serve as that written permission required by paragraph (1), but only for work requiring a work permit.

(3)	When contacting the Site Manager to request permission to do the work, to describe the scope of the work, and the name of the contractor(s), if any, who will perform the work. The Site Manager shall then determine, based upon the nature and scope of the work described by the tenant, or a person acting on such tenant’s behalf, whether the work requires a work permit. In the case of all work requiring a work permit, the Site Manager shall also determine whether such work also requires the use of the Noncontainment or Containment Procedures prepared by Building

Management and shall determine whether it is appropriate for the tenant or the tenant’s contractor(s) to perform the work.

(4)	To strictly comply with all work permit requirements and procedures supplied by the Site Manager as well as all directions given by the Site Manager.

(5)	To immediately report to the Site Manager any and all spills or other releases of ACM (including the presence of any debris which may contain asbestos) which the tenant, or any person acting on such tenant’s behalf, observes or suspects, so that Building Management can respond as appropriate.

Under no circumstances, shall any tenant, or any person acting on such tenant’s behalf, engage in work involving the disturbance (in any fashion) of any wall or floor in the leased premises, including the removal of any item or fixture from any wall or floor in the leased premises, until and unless written permission is obtained from the Site Manager.

No tenant, or any person acting on a tenant’s behalf, shall touch or disturb the ACM in the Building, including any debris suspected of containing asbestos, except as specifically authorized in writing by the Site Manager on a case-by-case basis.

EXHIBIT C

Transamerica Pyramid

Work Letter and Construction Agreement

THIS AGREEMENT supplements the Lease dated for reference purposes only as of December 18, 2003 (the “Lease”) executed concurrently herewith by TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company, as Landlord, and JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company, as Tenant.

1. General:

A. Landlord, Tenant and Banc of America Securities LLC, a Delaware limited liability company (“BofA”), are concurrently entering into the Consent to Sublease (as defined in the Lease) pursuant to which Landlord has agreed to construct certain improvements in the Sublease Premises (as defined in the Lease).

B. The purpose of this Agreement is to set forth how the Tenant Improvements (as defined below) in the Premises (as defined in the Lease) are to be designed and constructed, who will pay for the design and construction of the Tenant Improvements, the time schedule for completion of the Tenant Improvements, and how such design and construction will be coordinated with the design and construction of the tenant improvements in the Sublease Premises.

C. Except as otherwise defined in this Agreement, all capitalized terms utilized in this Agreement shall have the meanings set forth in the Lease.

D. The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

2. Selection of Designer/Architect; Preparation of Plans:

(a) Prior to the date hereof, or promptly after execution of this Agreement, Tenant has hired/shall hire Richard Pollack & Associates or another designer and/or architect that has been approved in writing by Landlord in its sole discretion (the “Architect”).

(b) Prior to the date hereof, Landlord has provided Building background drawings and construction requirements to Tenant. Prior to the date hereof Tenant has provided, or promptly after execution of this Agreement Tenant shall provide, such drawings and requirements to the Architect, and Tenant has consulted or shall consult with the Architect to enable the Architect to complete all plans for the Premises contemplated by this Agreement. Tenant shall assure that the Architect is familiar with the Building and with all applicable state and local laws, statutes, codes, rules or regulations, including regulations and procedures promulgated by Landlord (collectively “Laws”), applicable to tenant construction in the Building.

(c) Tenant has submitted, and Landlord hereby approves, that certain two-page single line drawing of the Premises showing its proposed tenant improvements as prepared by the

Architect, dated September 9, 2003 and as revised on September 10, 2003, September 22, 2003, October 14, 2003, November 4, 2003 and December 17, 2003, Project Number 0314000 (the “Proposed Space Plans”). If Tenant revises the Proposed Space Plans, Tenant shall deliver such revised Proposed Space Plans to Landlord for its written approval by the date that is five (5) business days after the full execution of the Lease (the “Execution Date”). In such event, within five (5) business days after Landlord receives the Proposed Space Plans, Landlord shall either approve the same (which approval shall not be unreasonably withheld or conditioned) or give Tenant notice of Landlord’s reasonable disapproval and its reasonable reasons for such disapproval. If Landlord disapproves the Proposed Space Plans, Landlord shall require, and Tenant shall make, the reasonable changes necessary in order to address such reasons for disapproval, and Landlord shall approve (which, again, shall not be unreasonably withheld or conditioned) or reasonably disapprove the revised Proposed Space Plans within five (5) business days after Landlord’s receipt thereof. This procedure shall be repeated until Landlord’s approval is received. The Proposed Space Plans (or revised Proposed Space Plans), as finally submitted by Tenant and approved by Landlord are referred to below as the “Space Plans”.

(d) On or before the date that is twenty (20) business days following Tenant’s receipt of Landlord’s written approval of the Space Plans, Tenant shall deliver to Landlord for its written approval a single line drawing of the Premises prepared by the Architect that is based on the Space Plans showing Tenant’s power and signal plans and reflected ceiling plans (the “Proposed Pricing Plans”). Within five (5) business days after Landlord receives the Proposed Pricing Plans, Landlord shall either approve the same (which approval shall not be unreasonably withheld or conditioned) or give Tenant notice of Landlord’s reasonable disapproval and its reasonable reasons for such disapproval. If Landlord disapproves the Proposed Pricing Plans, then Tenant and Landlord shall follow the same procedure as set forth in Paragraph 2(c) respecting the Proposed Space Plans until the Proposed Pricing Plans are approved. The Proposed Pricing Plans as finally submitted by Tenant and approved by Landlord are referred to as the “Pricing Plans.” Within five (5) business days after Landlord’s approval of the Pricing Plans, Landlord shall deliver to Tenant a written estimate of the total costs of the construction of the Tenant Improvements (the “Initial Cost Estimate”), which shall be an estimate only and shall in no way be construed as a commitment by Landlord that the costs to complete the Tenant Improvements will fall within the Initial Cost Estimate.

(e) Promptly after such approval of the Pricing Plans, Tenant shall cause the Architect to prepare complete mechanical, electrical, plumbing and fire protection plans and specifications for the Premises (the “MEP Plans”), and to prepare and submit to Landlord and Tenant complete plans and specifications, based upon the Pricing Plans and incorporating the MEP Plans (as submitted, the “Detailed Plans and Specifications”). If reasonably requested by Landlord, Tenant shall cause the Architect to work with a qualified engineer approved by Landlord to prepare such Detailed Plans and Specifications. In such event, if Tenant does not use the engineer hired for the Building for such purpose (the “Building Engineer”), Tenant shall reimburse Landlord for reasonable fees incurred by Landlord in connection with the review by the Building Engineer of the Detailed Plans and Specifications. The Detailed Plans and Specifications shall be complete, be sufficient to obtain all necessary building permits, and include complete plans for all structural alterations, walls, doors, cabinetry, hardware, telephone outlets, electrical distribution and outlets, light fixtures, plumbing work, and heating, ventilating and air conditioning distribution and other standard or special installations required by Tenant, as well as wall finishes and floor coverings.

Tenant shall cause the Architect to make as soon as reasonably possible, and in any event within three (3) business days, any specific changes to the Detailed Plans and Specifications as may be reasonably requested by Landlord, which shall not include any changes to specific matters that were reflected in the Space Plans and/or Pricing Plans (and, thus, already approved by Landlord).

(f) Within thirty (30) business days after Tenant’s receipt of Landlord’s written approval of the Pricing Plans, Tenant shall deliver to Landlord for its written approval the Detailed Plans and Specifications. Landlord and Tenant shall follow the same process to provide/obtain such approval as set forth in Paragraph 2(c) with respect to the Proposed Space Plans. The Detailed Plans and Specifications as finally submitted by Tenant and approved by Landlord are referred to as the “Plans.” The term “Tenant Improvements” shall mean all improvements, standard or special, shown on the Plans. Tenant shall be responsible for the suitability for the Tenant’s needs and business of the design and function of all Tenant Improvements. Landlord’s review and approval of any draft or final plans or specifications shall not constitute, and Landlord shall not be deemed to have made, a representation or warranty as to the compliance of the Tenant Improvements with any Laws or as to the suitability of the Premises or the Tenant Improvements for Tenant’s needs.

(g) Tenant and Landlord shall use reasonable efforts to cooperate with the Architect, the Contractor (as hereinafter defined), and each other to complete all phases of the development and approval of the Space Plans, the Pricing Plans, the MEP Plans, the Detailed Plans and Specifications, and the Plans, development and approval of cost estimates, the bidding process, the permitting process, and the construction process, efficiently and economically. In this regard, Tenant and Landlord shall promptly furnish such information as the other may reasonably request and shall meet (in person or by telephone) with each other and the Architect and the Contractor as reasonably requested. Any disapproval by Landlord or Tenant under this Work Letter shall be accompanied by a written statement of the disapproved item, the reasons for disapproval, and the specific changes required to make the item acceptable. Except as otherwise provided above, Landlord shall approve or disapprove any initial or revised submittal of plans by Tenant within five (5) business days.

(h) Landlord and Tenant each acknowledges that the Tenant Improvements to be designed and constructed in the Premises pursuant hereto will be designed and constructed together with the tenant improvements in the Sublease Premises (as defined in the Lease) pursuant to the Consent to Sublease (as defined in the Lease). Landlord and Tenant agree to reasonably cooperate with each other to treat the design and construction of the Tenant Improvements in the Premises and such tenant improvements in the Sublease Premises as one project, subject to the accounting procedures as described below.

3. Cost of Design and Construction.

(a) Landlord’s Allowance. Landlord shall contribute up to a maximum of Three Hundred Twenty-Nine Thousand Two Hundred Twenty and 00/100 Dollars ($329,220.00) (“Landlord’s Allowance”) to help pay for the cost of the Tenant Improvements in the Premises. If the Landlord’s Allowance exceeds the Total Cost (as defined below), Tenant shall also be entitled to apply the Landlord’s Allowance toward the cost of the tenant improvements to be constructed in the Sublease Premises (as defined in the Lease) pursuant to the Consent to Sublease (as defined in the Lease). The Landlord’s Allowance is in addition to the allowance from Landlord and the Tenant Improvement Allowance from BofA as provided, respectively, in the Consent to Sublease and the Sublease. Landlord’s Allowance may be used to pay the following costs:

(i) The costs of the Space Plans, the Pricing Plans, the Detailed Plans and Specifications, and the Plans (including revisions thereto), and any as-built plans for the Tenant Improvements;

(ii) All costs of obtaining building permits and other necessary authorizations from all governmental authorities having jurisdiction; and

(iii) All direct and indirect costs of procuring and installing the Tenant Improvements in the Premises, including any construction fee for overhead and profit charged by the Contractor, and amounts paid to third parties for construction management, design planning, architectural and engineering services.

In no event shall Landlord’s Allowance be used for any costs of procuring or installing in the Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (“Personal Property”) to be used in the Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant.

(b) Tenant’s Costs.

(i) Bids from General Contractors. Promptly upon completion of the Plans, Landlord shall seek competitive bids from the following general contractors for the general conditions and contractor’s fee to be charged in connection the Tenant Improvements: Hathaway Dinwiddie, GCI and at least two of RN Field, BCCI or Swinerton. Landlord shall deliver copies of all bids received by Landlord to Tenant. Landlord shall request that each bidding contractor to specify all costs broken down by trade, with reasonable mark-ups for the contractor’s fee, general conditions and supervision. Within five (5) business days of receiving copies of all submitted bids, Tenant shall notify Landlord in writing of: (x) its selection the general contractor to be engaged by Landlord (the “Contractor”), and (y) any changes in the scope of the work Tenant proposes, which shall be described with reasonable particularity (which changes shall be governed by Paragraph 5 hereof).

(ii) Open Book Bidding Process. Landlord shall cause the Contractor to seek competitive bids from at least three (3) qualified subcontractors reasonably approved by Landlord and Tenant for each of the trades necessary to construct the Tenant Improvements. The Contractor may also bid for any such trade (i.e. to perform the work itself instead of engaging a subcontractor). Promptly after receipt of the bids for each trade so bid, Landlord will deliver the bids to Tenant. Upon Tenant’s request, Landlord shall request the Contractor to provide all back-up documentation which formed the basis of any of the bids (and Landlord shall deliver copies thereof to Tenant). Tenant will select the successful bidder for each trade within three (3) business days of receiving the bids for such trade.

(iii) Final Pricing. Promptly after completion of the bidding process, Landlord shall obtain a not-to-exceed (i.e. guaranteed maximum price) quotation for construction of the Tenant Improvements (including specification of the Contractor’s and subcontractors’ mark-ups for change in scope change orders), which quotation shall be based upon Tenant’s selection of bids for the major trades as provided in (ii) above. Landlord shall notify Tenant in writing of (i) the total costs of the construction of the Tenant Improvements (which shall include an estimate of Landlord’s charges for any security or special elevator usage anticipated in connection with the Tenant Improvements) (the “Total Cost”), and (ii) the portion of the Total Cost, if any, which is in excess of Landlord’s Allowance (“Tenant’s Cost”). If the Landlord’s Allowance is greater than the Total Cost, then, within five (5) business days of Tenant’s receipt of the notice setting forth the Total Cost, Tenant shall submit to Landlord a statement of other costs that it has incurred toward which the Landlord’s Allowance may be applied as set forth in Paragraph 3(a) hereof. Landlord shall not receive any discount, refund, inducement, benefit or payment from any contractor or subcontractor with respect to the Tenant Improvements that is not passed along to or applied for the benefit of Tenant.

(iv) Payment of Tenant’s Cost. Tenant shall approve in writing the Total Cost and Tenant’s Cost (if any) within five (5) business days of receiving the notice from Landlord specifying the same, and such approval shall constitute Tenant’s authorization to Landlord to complete the Tenant Improvements in accordance with the Plans, except only as otherwise expressly provided to the contrary in Tenant’s approval (it being contemplated that, subject to the provisions of Paragraph 6 below, Tenant might approve and authorize Landlord to proceed with portions of the work while Tenant works to reduce the Total Cost through value engineering or otherwise works on refining the pricing and/or scope of the work). If such written authorization is not received by Landlord, Landlord shall not be obligated to commence work on the Tenant Improvements, and Tenant shall be chargeable with any additional costs associated with the delay in the completion of the Tenant Improvements.

Within five (5) business days after receipt of Landlord’s invoice or other form of written billing therefor (which may be in one or more monthly progress payment billings, each rendered substantially contemporaneously with Landlord’s corresponding payment to the Contractor, followed by a final billing after the completion of the Tenant Improvements), Tenant shall pay Tenant’s Share of the amount due to the Contractor. “Tenant’s Share” shall be a fraction, the numerator of which is the portion of Tenant’s Cost remaining in connection with the Tenant Improvements and the denominator of which is the portion of the Total Cost remaining in connection with the Tenant Improvements (which fraction is subject to change if the Tenant’s Cost and Total Cost change throughout the project). As soon as may be practicable following completion of the Tenant Improvements, Landlord shall prepare a final written reconciliation of the Total Cost for the Tenant Improvements, less the Landlord’s Allowance, less all payments made by Tenant toward the Tenant’s Cost. If Tenant has paid less than the Tenant’s Cost, Tenant shall pay the shortfall to Landlord within five (5) business days after receipt of such reconciliation. If Tenant has paid more than Tenant’s Cost, Landlord shall promptly pay such overage to Tenant or credit such overage to the monthly Base Rent next becoming due from Tenant. If Tenant fails to make any payment hereunder when due, or if Tenant fails to increase the Amount of the Undertaking if required pursuant to Paragraph 5 of the Lease, in addition to any remedy that Landlord has under the Lease, at law or in equity, Landlord shall be permitted to stop any or all work on the Tenant Improvements and any delay attributable thereto shall constitute a Tenant Delay under Paragraph 6 hereof. All payments due from Tenant hereunder shall constitute Rent (as defined in the Lease).

(v) Accounting Records. Consistent with Paragraph 2(h), the not-to-exceed quotation obtained by Landlord pursuant to Paragraph 3(b)(iii) shall also cover the price for the construction of the tenant improvements to be constructed in the Sublease Premises pursuant to the Consent to Sublease. Landlord shall request the Contractor to reasonably apportion its total price for the entire project between the portion of such price attributable to the Premises and the portion of such price attributable to the Sublease Premises. If there ever needs to be a determination of such respective costs separately, and such determination would have an impact in any way on Landlord (as reasonably determined by Landlord), Landlord shall make such determination using its reasonable discretion. Upon Tenant’s request from time to time (but no more often than once every month), Landlord shall provide Tenant with a written accounting of the Total Cost and the amount that has been paid to the Contractor with respect to the project. The Contractor’s requests for payment shall require the Architect’s approval in accordance with standard AIA contract provisions, and, if Tenant notifies Landlord in writing, the Contractor’s requests for payment shall also require the approval of Tenant’s construction manager. All such approvals shall be given within five (5) business days of the Architect’s receipt of such request for payment.

(vi) Excluded Costs. Except as otherwise provided herein, Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Tenant Improvements; provided, however, that Tenant shall pay for any security and/or special elevator service that may be required by the Contractor in connection with the Tenant Improvements, which shall be charged to Tenant at Landlord’s standard rate therefor (Landlord’s notice pursuant to Paragraph 3(b)(iii) of the Total Cost shall include an estimate of such fees, and such fees shall be reconciled upon substantial completion of the Tenant Improvements based on security and/or special elevator service actually used). Tenant shall have no obligation to pay for any costs to cause the Building to be in compliance with any applicable law to the extent the Building was in violation of such law on or before the Execution Date, but Tenant shall be responsible for any costs (other than costs of Landlord’s Work as provided below) to cause the Building to be in compliance with any applicable law if such compliance is triggered by the Tenant Improvements.

(vii) Letter of Credit. If Tenant fails to pay to Landlord any amount of Tenant’s Cost when due, Landlord may (but shall not be obligated to) use, apply or retain all or any portion of the Letter of Credit (as defined in the Lease) for the payment of such amount, for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s failure to make such payment, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Letter of Credit, Tenant shall within ten (10) days after demand therefor deliver an amendment to the Letter of Credit to restore the Letter of Credit to the Amount of the Undertaking, and Tenant’s failure to do so shall, at Landlord’s option, be an immediate Event of Default under the Lease, and Tenant shall not be entitled to any additional grace or cure period that may otherwise be provided in Paragraph 20(a).

(c) Special Cost Allocations. Landlord shall at its sole cost and expense complete the work described in Schedule 1 attached hereto (“Landlord Work”). The cost of the Landlord Work shall not be part of the Total Cost.

4. Construction: Promptly after the Plans are approved by Landlord and Tenant and the necessary building permits are obtained, subject to Paragraph 3(b), Landlord shall cause to be constructed and installed, as soon as reasonably practicable, consistent with industry custom and practice, the Tenant Improvements indicated on the Plans. Whenever possible and practical, Landlord will utilize, for the construction of the Tenant Improvements, the items and materials designated in the Plans. However, whenever Landlord determines in its judgment that it is not practical or efficient to use such materials, Landlord shall have the right, upon receipt of Tenant’s consent (which consent shall not be unreasonably withheld or delayed) to substitute comparable items and materials.

5. Changes. If Tenant shall request any change, addition or deletion in the approved Plans or the Tenant Improvements, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment, security system or appearance. Landlord shall promptly give Tenant a written estimate of the cost which will be chargeable (or creditable) to Tenant by reason of such change, addition or deletion (the “Change Order”), and the time delay (or time savings) expected because of the requested change. Tenant shall within three (3) business days of receiving such written estimate notify Landlord in writing whether or not it desires to proceed with such change, addition or deletion. If Tenant approves such Change Order, Landlord will proceed to perform the change. If Tenant fails to approve the proposed Change Order within three (3) business days after such notice, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform such change. Tenant shall not be liable for any Change Orders except those which have been approved by Tenant in writing. The cost or credit to Tenant resulting from an approved Change Order shall be determined as follows: (i) by mutual acceptance of a lump sum proposal, properly itemized and supported by enough data to permit evaluation, (ii) by unit prices stated in the subcontracts or subsequently agreed upon or (iii) in a manner agreed upon by the parties. If none of the methods set forth above is agreed upon in writing in or by the time of Tenant’s approval of the Change Order, then Landlord (upon receipt of Tenant’s written approval of the Change Order) shall promptly proceed with the change on a time and materials basis (subject to the Contractor’s and subcontractors’ mark-ups as provided in Landlord’s notice to Tenant of the Total Cost). The actual cost or credit resulting from the Change Order shall be verified by the Architect and the Contractor on the basis of the actual expenditures or savings resulting therefrom. Upon request by Tenant, Landlord shall give Tenant access to all backup documentation available to Landlord supporting the determination of the actual cost or credit resulting from the Change Order.

If such changes, including the costs of preparing the Change Order, increase the Total Cost of the Tenant Improvements shown on the Plans (as adjusted on account of any prior Change Orders), Tenant shall be responsible to pay for such increase (which payments shall be made according to Tenant’s Share of the amounts due to Contractor as provided above). Tenant shall be responsible for all of its costs of engineering and design services to prepare any Change Order.

6. Delays. In performing its obligations under this Work Letter, Landlord shall act with reasonable diligence and in a timely manner. Landlord shall use reasonably diligent efforts to cause the Tenant Improvements to be substantially completed on or before a date that is stipulated to in a construction schedule of the Tenant Improvements that is reasonably agreed to by Landlord and Tenant promptly upon completion of the Plans, subject to any Tenant Delay (as defined below) and any delay caused by Force Majeure (as defined below). Whenever the Tenant Improvements require an approval, consent, designation, determination, selection or judgment of Landlord in accordance with the terms of this Work Letter (collectively or individually, “Landlord’s Review”), except as otherwise provided herein, Landlord shall provide Landlord’s Review within five (5)

business days after Landlord’s receipt of a written request from Tenant for the same; provided, however, that Tenant’s written request must be specific as to what Landlord is being asked to do and must be accompanied by sufficient information, in Landlord’s reasonable determination, for Landlord to provide Landlord’s Review. In the event that Landlord has not been provided with sufficient information, Landlord shall notify Tenant of such deficiency within three (3) business days of Landlord’s receipt of such deficient information and Landlord shall have another five (5) business days to provide Landlord’s Review after Landlord’s receipt of the required information from Tenant. If the completion of the Tenant Improvements in the Premises is actually delayed beyond the date that the Tenant Improvements would have been completed if there had been no such Tenant Delay as a result of a Tenant Delay, then Tenant shall be responsible for all costs and any expenses occasioned by such delay including, without limitation, any costs and expenses attributable to increases in labor or materials; and Tenant shall pay Landlord the Interim Rent (as defined in the Lease) for the entire period of such delay in accordance with the terms of the Lease. “Force Majeure” shall mean strikes, lockouts, labor disputes, shortages of material or labor, fire, earthquake, flood or other casualty, acts of terror or war, acts of God, or any other cause beyond the reasonable control of Landlord. A “Tenant Delay” shall mean a delay in the completion of the Tenant Improvements resulting from: (i) a request by Tenant, (ii) Tenant’s failure to comply with the provisions in the Lease or this Agreement, including failure to provide the Space Plans or the Plans or other information or give approvals within the time periods specified herein and failure to pay any sums payable by Tenant within the time periods specified herein, (iii) changes, additions or deletions in the work requested or ordered by Tenant, (iv) Tenant choosing to have additional work performed by Landlord, (v) Tenant’s submission of more than one (1) revision to the Proposed Space Plans (whether such additional revisions are in response to a reasonable objection made by Landlord or because of changes made by Tenant), (vi) Tenant’s submission of any revisions to the Proposed Pricing Plans, the MEP Plans, the Detailed Plans and Specifications (whether such revisions are in response to a reasonable objection made by Landlord or because of changes made by Tenant), (vii) time spent to reduce the Total Cost through value engineering requested by Tenant or to otherwise refine the pricing and/or scope of the work at Tenant’s request, (viii) the failure by the Architect or Tenant’s construction manager, if applicable, to approve any Contractor’s request for payment within the time period specified in Paragraph 3(v), (ix) Tenant’s failure to agree upon the Punch-List items pursuant to Paragraph 8 below within the time period specified therein, (x) any Tenant Delay (as defined in the Work Letter attached to the Consent) of the completion of the tenant improvements pursuant to the Work Letter attached to the Consent, (xi) entry by Tenant into the Premises prior to the substantial completion of the Tenant Improvements, or (xii) any other act or omission of Tenant.

7. Early Access. Tenant may, with Landlord’s written consent, enter the Premises prior to the Commencement Date solely for the purposes of installing Tenant’s Personal Property and equipment as long as such entry will not interfere with the orderly construction and completion of the Tenant Improvements. Tenant shall notify Landlord of its desired time(s) of entry and shall submit for Landlord’s approval the scope of the work to be performed and the name(s) of the contractor(s) who will perform such work. Landlord shall cooperate with Tenant to determine a time for such entry by Tenant and to reduce any potential for delay caused thereby. Tenant hereby indemnifies and agrees to protect, defend and hold harmless Landlord, Landlord’s property manager, any mortgagee, ground lessor or beneficiary of a deed of trust related to the Premises or the Building, and any officers, agents or employees of any thereof, from and against any claims, liabilities or causes of action (including claims for worker’s compensation) of any nature whatsoever, together with reasonable attorneys’ fees for counsel reasonably approved by Landlord, arising out of or in connection with such entry onto the Premises or the installation of Tenant’s Personal Property or equipment (including but not limited to claims of breach of warranty, personal injury or property damage).

8. Punch-List Items. The Tenant Improvements work may be deemed substantially complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use of the Premises remain to be performed (items normally referred to as “Punch-List” items). The Tenant Improvements may be deemed substantially complete even though improvements in certain portions of the Building have not been fully completed (so long as such does not interfere with Tenant’s efficient conduct of its business), and even though Tenant’s Personal Property may have not been installed. Tenant shall inspect the Premises upon written notice from Landlord that the Tenant Improvements have been substantially completed but for the Punch-List items, and Tenant shall agree upon a list of Punch-List items within three (3) business days of Tenant’s receipt of such notice. Landlord shall cause the Punch-List items to be corrected as soon as reasonably practical thereafter.

9. Substantial Completion. Notwithstanding any other provision in the Lease or this Work Letter to the contrary, the Tenant Improvements shall not be deemed to be substantially complete until: (i) the Tenant Improvements are sufficiently complete in accordance with the Plans (and all approved Change Orders) so Tenant can occupy and utilize the Premises for its intended use, excluding any tenant fixtures, telephones, equipment, work-stations, furniture, equipment or other items to be installed by Tenant, and also excluding Punch-List items, (ii) the Punch-List has been prepared pursuant to Paragraph 8 above, (iii) Landlord has obtained and delivered to Tenant, if required by applicable law, a copy of a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting lawful occupancy of the Premises (provided, however, this shall not be required for substantial completion if Landlord is not able to obtain such a temporary certificate of occupancy as a result of work that Tenant is required to complete (such as its installation of cabling), so long as all such requirements with respect to the work Landlord is required to complete, including Landlord’s Work, have been satisfied).

10. As-Built Drawings. Promptly after completion of the construction of the Tenant Improvements, Tenant shall cause the Architect to provide to Landlord as-built drawings of the Tenant Improvements in the form of a hard copy and in the form of an Auto-Cad file.

SCHEDULE 1

[Landlord Work]

Landlord shall complete any upgrades, changes or improvements that are required to cause the restrooms, the elevator lobby, corridors and other common areas that are located on the 11th floor to be in compliance with any applicable laws (even if such upgrades, changes or improvements are required solely as a result of the construction of the Tenant Improvements).

Landlord shall also (1) install new building standard window coverings throughout the Premises located on the 11th floor, (2) replace the controls for the existing electronic VAV boxes located in or serving the Premises located on the 11th floor, and (3) remove all existing copper pipe fire sprinkler systems located in or serving the 11th floor and replace it with black iron pipe sprinkler loops; provided, however, that Landlord shall only be required to perform the work described in (2) and (3) if the Plans include a demolition of the ceiling providing adequate access for such work, which demolition shall be part of the Total Cost for which Tenant is responsible (subject to the Landlord’s Allowance).

EXHIBIT D

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM is entered into as of                      , 2004 by and between TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company (“Landlord”), and JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company (“Tenant”), with respect to that certain Office Lease dated as of December 18, 2003 (the “Lease”) respecting certain premises (the “Premises”) located in the building known as The Transamerica Pyramid, 600 Montgomery Street, San Francisco, California.

Pursuant to Paragraph 2(a) of the Lease, Landlord and Tenant hereby confirm and agree that the Commencement Date (as defined in the Lease) is                  , 200     and that the Expiration Date (as defined in the Lease) is                  , 20    .

This Memorandum supplements, and shall be a part of, the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Memorandum as of the day and year first above written.

LANDLORD:

TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company

By:

Its:

TENANT:

JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company

By:

Its:

By:

Its: